UNITED STATES
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Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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Luminex Corporation

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LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2010
Luminex Corporation (the “Company”) will hold its 2010 annual meeting of stockholders (the “Meeting”) on Thursday, May 20, 2010, at 10:00 a.m., local time, at the Hilton Austin Airport Hotel, 9515 New Airport Drive, Austin, Texas 78719. At the Meeting, stockholders will act on the following matters:
(1)	election of three persons nominated by the board of directors to serve for three-year terms as Class I Directors (designated as Proposal 1 in the accompanying proxy statement);
(2)	ratification of the appointment by the Company’s Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010 (designated as Proposal 2 in the accompanying proxy statement); and
(3)	such other business as may properly come before the Meeting or any adjournment or postponement thereof.
The board of directors has fixed the close of business on March 25, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas, during normal business hours for a period of ten days prior to the Meeting.
This year, we are pleased to again be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of our proxy statement and our annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2009 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.
Your attention is directed to the proxy statement for a more complete statement regarding the matters to be acted upon at the Meeting. Our annual report to stockholders is being mailed or made available to our stockholders along with our proxy solicitation materials, but it is not part of the proxy solicitation materials. All stockholders are cordially invited to attend the Meeting. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided.

By Order of the Board of Directors,

David S. Reiter
Vice President, General
Counsel and Corporate Secretary
Austin, Texas
April 7, 2010

LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727
PROXY STATEMENT
For Annual Meeting of Stockholders
To Be Held May 20, 2010
This proxy statement is being furnished to the stockholders of Luminex Corporation (the “Company,” “Luminex,” “we” or “us”) in connection with the solicitation by the board of directors of proxies for use at the 2010 annual meeting of stockholders (the “Meeting”) to be held at the time and place and for the purposes set forth in the accompanying notice, and at any and all adjournments or postponements thereof. This proxy statement and the accompanying proxy card are being distributed and made available on or about April 7, 2010.
Important Notice Regarding the Availability of Proxy materials for the Stockholder Meeting To Be Held on May 20, 2010: This proxy statement and our annual report to stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=79403&p=proxy.
Voting Procedures; General Information
Proposals 1 and 2 will be presented by management at the Meeting. With regard to Proposal 1, the form of proxy permits votes for or withholding of votes as to all nominees for director or for withholding votes for any specific nominee, and permits votes for, against, or abstention with regard to Proposal 2. If the form of proxy is properly executed, returned, and not revoked, it will be voted in accordance with the specifications, if any, made by the stockholder and, if specifications are not made, will be voted FOR the election of the nominees named in this proxy statement to the Company’s board of directors, and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.
If your shares are held by your broker or other nominee, often referred to as in “street name,” you will receive a form from your broker seeking instructions as to how your shares should be voted. If you are a registered stockholder and received a notice of availability of our proxy materials over the Internet, you may vote by telephone or electronically through the Internet by following the instructions included in the notice. If you are a registered stockholder and received paper proxy materials through the mail, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held in street name, you should contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares in its discretion on “routine” matters, but may not vote your shares on “non-routine” matters. The ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010 (Proposal 2) is deemed a routine matter. Therefore, your broker has discretionary authority to vote your shares on such matter absent specific instructions from you. However, the election of directors (Proposal 1) is a non-routine matter. If your broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter (Proposal 1) as a result of your failure to provide specific instructions, such action is referred to as a “broker nonvote” and your shares will not be voted on Proposal 1.
It is not expected that any matter not referred to herein will be presented for action at the Meeting. If any other matters are properly brought before the Meeting, including, without limitation, a motion to adjourn the Meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to any of the Proposals, or soliciting additional proxies in favor of the approval of any of the Proposals, the persons named on the accompanying proxy card will vote the shares represented by such proxy upon such matters in their discretion. Should the Meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the Meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.
Any stockholder giving a proxy may revoke it at any time before it is voted by communicating such revocation in writing to our Corporate Secretary at the address indicated above, by executing and delivering a later-dated proxy or by voting in person at the Meeting.

Quorum; Required Votes and Recommendations
Our only outstanding voting security is our common stock. Holders of record of common stock at the close of business on March 25, 2010, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. On the record date for the Meeting, there were 41,898,495 shares of common stock outstanding and entitled to vote at the Meeting. In deciding all matters, a holder of common stock on the record date shall be entitled to cast one vote for each share of common stock then registered in such holder’s name or otherwise beneficially owned.
The holders of a majority of the outstanding shares of the Company’s common stock as of the record date must be present in person or be represented by proxy to constitute a quorum and act upon the proposed business. Failure of a quorum to be represented at the Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Votes withheld from any nominee for director, abstentions and broker nonvotes are counted as present or represented for purposes of determining the presence or absence of a quorum.
Proposal 1 discussed in this Proxy Statement requires the affirmative vote of a plurality of the votes cast at the Meeting. Accordingly, the three nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Meeting shall be elected as Class I directors. Proposal 2 requires the affirmative vote of the holders of a majority of the outstanding shares represented at the Meeting and entitled to vote thereon. Votes will be counted by the Company’s transfer agent or our Corporate Secretary. Under Delaware law, abstentions are not counted as voting “for” or “against” a particular matter. However, abstentions are included in the number of shares present or represented at the Meeting and entitled to vote, and therefore, abstentions will have the same effect as a vote cast against Proposal 2. Abstentions and withhold votes will have no effect on the outcome of Proposal 1. Additionally, if a broker turns in a proxy card expressly stating that the broker is not voting on a nonroutine matter, such action is referred to as a “broker nonvote.” Broker nonvotes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast, as a broker nonvote is not considered “entitled to vote” on a matter. Accordingly, for purposes of Proposal 2, broker nonvotes have the effect of reducing the number of affirmative votes required to achieve a majority of the shares present and entitled to vote for such matter by reducing the total number of shares from which such majority is calculated. Broker nonvotes will have no effect on the outcome of Proposal 1.
The Board of Directors unanimously recommends that you vote:
•	FOR the Class I Director nominees named in this proxy statement; and
•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.
CORPORATE GOVERNANCE
We believe that effective corporate governance is critical to our long-term prospects and ability to create value for our stockholders. Our board of directors believes that we have in place appropriate charters, policies (including a comprehensive Code of Compliance and corporate governance guidelines), procedures and controls that promote and enhance corporate governance, accountability and responsibility with respect to the Company and a culture of honesty and integrity. We will continue to monitor emerging developments and best practices in corporate governance and augment these charters, policies, procedures and controls when required or when our board determines it would benefit the Company and our stockholders. Our corporate governance policies, including our various board committee charters, can be viewed at the “Investor Relations” section of our website at www.luminexcorp.com. Information contained on our website, other than the electronic version of our proxy statement provided on our website, is not incorporated into this proxy statement by this or any other reference to our website in this proxy statement, and we do not intend for such information on or linked to our website to constitute part of this proxy statement.

Director Independence
Our board of directors consults with the Company’s counsel to ensure that the board’s independence determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of The NASDAQ Stock Market LLC as in effect from time to time. To assist in the board’s independence determinations, each director completed materials designed to identify any relationships that could affect the director’s independence. In addition, through discussion among the directors a subjective analysis of independence was reviewed. The board has determined that each of the following directors is an “independent director” consistent with the objective requirements of applicable laws and regulations, and that such persons do not otherwise have any relationship that, in the opinion of the board of directors, would interfere with the exercise of such person’s independent judgment in carrying out the responsibilities of a director: Robert J. Cresci; Thomas W. Erickson; Fred C. Goad, Jr.; Jay B. Johnston; Jim D. Kever; Kevin M. McNamara; Edward A. Ogunro, Ph.D.; and Gerard Vaillant. The board has not established categorical standards or guidelines to make the subjective aspect of these determinations, but considers all relevant facts and circumstances known to the board.
Director Qualifications
The Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership; however, candidates nominated to serve as directors, at a minimum, will in the committee’s judgment:
•	be able to represent the interests of the Company and all of its stockholders and not be disposed by affiliation or interest to favor any individual, group or class of stockholders or other constituency; and
•	possess the background and demonstrated ability to contribute to the board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.
The consideration of a candidate for director will include the Nominating and Corporate Governance Committee’s assessment of the individual’s background, skills and abilities, and whether such characteristics fulfill the needs of the board of directors at that time. As part of the Nominating and Corporate Governance Committee’s consideration of a candidate, the committee also believes that the candidate must:
•	be of high ethical character and share the core values of Luminex as reflected in our Code of Compliance;
•	have a reputation, both personal and professional, consistent with the image and reputation of Luminex;
•	be highly accomplished in the candidate’s field;
•	be an active or former chief executive officer of a public company or a biotechnology company or an active or former leader of another complex organization;
•	otherwise have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience; and/or
•	have the ability to exercise sound business judgment.
The Nominating and Corporate Governance Committee’s goal is to assemble a board that brings a variety of perspectives and skills derived from high quality business and professional experience and which complies with the NASDAQ and Securities and Exchange Commission (“SEC”) rules. While we do not have a formal policy on the consideration of diversity in identifying director nominees, our Nominating and Corporate Governance Committee considers the diversity of the composition of our board and the skill set, background, reputation, and type and length of business experience of our board members as well as a particular nominee’s contributions to that mix.

Process for Identifying Director Candidates
The Nominating and Corporate Governance Committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current board members, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee considers nominees proposed by the Company’s stockholders in accordance with the provisions contained in our bylaws. Pursuant to our bylaws, any stockholder may nominate a person for election to our board of directors, provided that the nomination is received by the Corporate Secretary not less than 30 days nor more than 90 days prior to the first anniversary of the preceding year’s Meeting. Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the SEC, including the nominee’s consent to being named as a nominee and to serving as a director, if elected.
The nominating stockholder shall also provide a completed written questionnaire with respect to the background and qualification of each nominee and any other person or entity that each nominee may represent (which questionnaire shall be provided by the Corporate Secretary) and a written representation and agreement (in the form provided by the Corporate Secretary) that each nominee:
•	has no undisclosed commitment, agreement or understanding with any person or entity as to how such nominee will act or vote on any issue or question as a director;
•	is not a party to any undisclosed commitment, agreement or understanding with any person or entity other than Luminex with respect to compensation, reimbursement or indemnification in connection with service or action as a director;
•	will comply with any director stock ownership and trading guidelines of Luminex; and
•	in such nominee’s individual capacity and on behalf of any person or entity for whom such nominee may be a representative, has complied and will comply with all applicable corporate governance, conflicts, confidentiality and other policies of Luminex.
Additionally, the nominating stockholder must provide:
•	his or her name and address as it appears in the stock records of Luminex;
•	the number and type of shares of Luminex capital stock beneficially owned by the stockholder and a description in reasonable detail of any hedging, derivative, swap, profit interests, option or other transactions or series of transactions engaged in, directly or indirectly, by such stockholder, or any agreement, arrangement or understanding (including any short position, or any borrowing or lending of shares) to which such stockholder is a party, in each case, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder with respect to shares of capital stock of Luminex, or otherwise to reduce the economic risk or benefit of ownership of shares of capital stock of Luminex to such stockholder (including where the value of any agreement, arrangement or understanding to which such stockholder is a party is determined by reference to the price or value of shares of Luminex capital stock), and the agreement of the stockholder to notify Luminex in writing within five business days after the record date for the meeting of any changes to the above information in effect as of the record date for the meeting;
•	all contracts, arrangements, understandings and relationships with respect to the stockholder’s investment in Luminex, including with other stockholders, potential investors in Luminex, transaction counterparties, directors or proposed director nominees and potential transaction advisers such as financial advisers, legal counsel and proxy solicitation firms, and the agreement of the stockholder to notify Luminex in writing within five business days after the record date for the meeting of any changes to the above information in effect as of the record date for the meeting;
•	any material agreement such stockholder may have with any other person or entity in connection with the nomination, and the agreement of the stockholder to notify Luminex in writing within five business days after the record date for the meeting of any changes to the above information in effect as of the record date for the meeting; and
•	a representation as to whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Luminex’s outstanding shares required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, and as to whether the stockholder intends to appear in person or by proxy at the meeting to propose such nomination.

Our bylaws also provide that certain of the above information also be provided with respect to certain other persons associated with the nominating stockholder. The foregoing is a summary of the requirements for stockholders to nominate persons for election to our board of directors, which requirements are set out fully in our bylaws and the foregoing description is qualified by reference to the full text of our bylaws.
Evaluation of Director Candidates
The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate’s qualifications and suitability, working with management support and seeking board input, and report such assessment to the Nominating and Corporate Governance Committee members. When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for board membership as part of the preliminary assessment process. The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.
If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for board membership, the chair of the committee will advise the candidate of the committee’s preliminary interest. If the candidate expresses sufficient interest, the committee will arrange interviews of the candidate with one or more members of the committee, and request such additional information from the candidate as the committee deems appropriate. The Nominating and Corporate Governance Committee will consider the candidate’s qualifications, background, skills and abilities, and whether such characteristics fulfill the needs of the board at that time, and confer and reach a collective assessment as to the qualifications and suitability of the candidate for board membership.
If the Nominating and Corporate Governance Committee determines that the candidate is suitable and meets the criteria for board membership, the candidate will be invited to meet with the senior management of the Company and other members of the board of directors, both to allow the candidate to obtain further information about the Company and to give management and the other directors a basis for input to the Nominating and Corporate Governance Committee regarding the candidate. On the basis of its assessment, and taking into consideration input from other board members and senior management, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the board of directors.
Code of Compliance
We have a Code of Compliance that applies to all of the employees, officers and directors of the Company and its subsidiaries. The purpose of our Code of Compliance is to provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Compliance; and accountability for adherence to the Code of Compliance. Our Code of Compliance also includes a formal policy regarding the approval of related party transactions, which is administered by our Audit Committee. This policy is described more fully below under “Certain Relationships and Related Party Transactions.” Each director, officer and employee is required to read and certify that he or she has read, understands and will comply with the Code of Compliance.
Under the Sarbanes-Oxley Act of 2002 and the SEC’s related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The NASDAQ Stock Market LLC rules also require the Company to adopt a “code of conduct” applicable to the Company’s directors, officers and employees that meets the SEC’s definition of “code of ethics.” Our Code of Compliance meets the SEC’s definition of “code of ethics.” The Company’s employees, including our Chief Executive Officer and senior financial officers, are bound by our Code of Compliance.
A copy of our Code of Compliance can be obtained from the Investor Relations section of our website at www.luminexcorp.com. We intend to disclose amendments to, or waivers from, the Code of Compliance (to the extent applicable to our directors, Chief Executive Officer, principal financial officer, principal accounting officer or persons performing similar functions) on our website.

Communications with Members of the Board
Our board of directors has established procedures for the Company’s stockholders to communicate with members of the board of directors. Stockholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the board of directors or the presiding director, if any, by writing to a director, care of Corporate Secretary, Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727. Appropriate communications will be forwarded to such director(s) by the Corporate Secretary. The Corporate Secretary maintains a log of such communications and transmits such communications to identified director addressee(s) as soon as practical, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by our Corporate Secretary in consultation with counsel, when necessary. The board of directors or individual directors so addressed are advised of any communication withheld for safety or security reasons as soon as practical. If multiple communications are received on a similar topic, the Corporate Secretary may, in his discretion, forward only representative correspondence.
Communications Regarding Accounting Matters
Communications expressing concerns or complaints relating to accounting matters, internal disclosure controls or controls over financial reporting, or auditing matters are handled in accordance with procedures established by the Audit Committee, including, without limitation, a dedicated hot line and email address. Under those procedures, concerns having to do with accounting matters, internal disclosure controls or controls over financial reporting, or auditing matters are presented by the Company’s compliance officer to the Audit Committee for consideration and, if appropriate, corrective action.
Board Member Attendance at Annual Meeting of Stockholders
The Company strongly encourages each member of the board of directors to attend each annual meeting of stockholders. Accordingly, we expect most, if not all, of the Company’s directors to be in attendance at the Meeting. All of our directors attended the 2009 annual meeting of stockholders.
Meetings and Committees of the Board of Directors
The board of directors and its committees meet periodically during the year as deemed appropriate. During 2009, the board of directors met six times. No director attended fewer than 75% of all the 2009 meetings of the board of directors and its committees on which each such director served.
The board of directors is generally responsible for establishing our broad corporate policies and reviewing and assessing our corporate objectives and strategies, and other major transactions and capital commitments. The board of directors currently has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Development and Strategy Committee. Each of our committees operates under a charter adopted by our board of directors. It is the policy of the board and each committee to periodically review its performance and the effectiveness of its charter and policies, as applicable.
Audit Committee
The Audit Committee, which met seven times in 2009, currently consists of Mr. McNamara, who serves as Chairman, Mr. Cresci, and Mr. Erickson. The board of directors has determined that each member of the Audit Committee meets the independence requirements of the applicable rules of The NASDAQ Stock Market LLC and the SEC and has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements. The board of directors has further determined that Mr. McNamara is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee’s primary duties and responsibilities are to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements; oversee the integrity of the Company’s systems of internal controls regarding finance, accounting and legal compliance, including the oversight of the Company’s internal audit function; oversee the qualifications, independence and performance of the Company’s independent registered public accounting firm; pre-approve all audit and permitted non-audit services to be performed by such firm; provide an avenue of free and open communication among the independent registered public accountants, management, internal audit and the board of directors; and to approve related party transactions. It is the function of the Audit Committee to help ensure the Company’s financial statements accurately reflect the Company’s financial position and results of operations. In addition, the Audit Committee, following its review of the audited financial statements, is charged with recommending the audited financial statements to the board of directors for inclusion in the Company’s annual reports. Additional information regarding the purpose and functions of the Audit Committee is set forth in the “Report of the Audit Committee” provided below.

Compensation Committee
The Compensation Committee, which met eleven times in 2009, currently consists of Mr. Johnston, who serves as Chairman, Mr. Goad, Mr. Kever, and Mr. Vaillant. The board of directors has determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, an “outside director” for the purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and an independent director as defined by the applicable rules of The NASDAQ Stock Market LLC. The Compensation Committee’s function is to establish and apply our compensation policies and philosophies to assure that the executive officers, directors and other officers and key employees are compensated in a manner consistent with the compensation policies and objectives adopted by the Compensation Committee, competitive practice and the requirements of the appropriate regulatory bodies. The Compensation Committee also administers our equity incentive plans. Additionally, the Compensation Committee is charged with recommending the “Compensation Discussion and Analysis” to the board of directors for inclusion in the Company’s proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K. Additional information regarding the functions performed by the Compensation Committee and the process undertaken by the Compensation Committee in the determination of executive compensation is included under “Executive and Director Compensation—Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee, which met five times in 2009, currently consists of Mr. Cresci, who serves as Chairman, Mr. Goad and Mr. Ogunro. The board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the applicable rules of The NASDAQ Stock Market LLC. The Nominating and Corporate Governance Committee provides assistance to the board of directors in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the board of directors, periodically evaluates the performance of the board of directors and its committees, and reviews and recommends corporate governance policies for the Company. In addition, the Nominating and Corporate Governance Committee recommends our various committee memberships based upon, among other considerations, a director’s available time commitment, background and/or skill set it deems appropriate to adequately perform the responsibilities of the applicable committee.
Executive Committee
The Executive Committee, which met three times in 2009, currently consists of Mr. Erickson, who serves as Chairman, Mr. Balthrop and Mr. Loewenbaum. The Executive Committee is authorized to act on behalf of the board of directors as a whole, to the extent delegated to the committee and otherwise permitted by law. The Executive Committee primarily meets to discuss Company performance and strategy. No formal actions on behalf of the board were taken in 2009 by the Executive Committee.
Strategy and Development Committee
The Strategy and Development Committee, which met four times in 2009, currently consists of Mr. Balthrop, Mr. Vaillant, Dr. Ogunro and Mr. Johnston. The Strategy and Development Committee was formed for the purpose of overseeing the Company’s technology-related initiatives, including strategic decisions with respect to existing and new platforms and product offerings, research and development, and intellectual property issues.
Executive Sessions of Non-employee Directors
Generally, an executive session of non-employee directors is held in conjunction with each regularly scheduled board meeting and other times as deemed appropriate. The executive sessions are generally led by Mr. Loewenbaum in his capacity as Chairman of the board. At least two meetings per year are also held by solely our independent directors, led by the presiding director. In 2009, our independent directors held four such meetings. The presiding director is the then chair of the Nominating and Corporate Governance Committee (currently Mr. Cresci), as further described in our corporate governance guidelines.

Board Leadership Structure
Our Chairman of the board position is a non-executive position. Separating the positions of Chairman of the board and Chief Executive Officer allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the board to lead our board in its fundamental role of providing advice to and oversight of management. Our board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the board’s oversight responsibilities continue to grow. Our board believes that having separate positions, with a non-executive director serving as Chairman, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.
Our Chairman is also a member of the Executive Committee and provides guidance and takes an active role in evaluating our executive officers and corporate strategies. Our Chairman acts as a regular liaison between our board and our executive management, consulting regularly with our executives over business matters and providing our executives with immediate consultation and advice on material business decisions.
Board Role in Risk Oversight
Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full board of directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.
In 2009 we conducted and in the future we intend to conduct an annual enterprise risk management assessment, which is facilitated by the Company’s management team who collaborates with the Company’s internal audit department. In this process, we assess risk throughout the Company by conducting surveys and interviews of Company employees and directors soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. Management then prepares a report for the board of directors regarding the key identified risks and how the Company manages these risks to review and analyze both on an annual and ongoing basis. Management attends board meeting and is available to address any questions or concerns raised by the board regarding risk management and any other matters. Additionally, the board of directors and its committees regularly receive presentations from management and key personnel on strategic matters involving our operations.
While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board assist the board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, discusses with management and the independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit Committee and the Nominating and Corporate Governance Committee also focus on the Company’s compliance with applicable laws and regulations, the Company’s Code of Compliance, and related Company policies and procedures. The Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee in fulfilling its risk oversight responsibility assists the board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with and implementation of new corporate governance principles. The Strategy and Development Committee assists the board in fulfilling its risk oversight responsibility in reviewing the Company’s risks associated with technology-related initiatives, including strategic decisions with respect to existing and new platforms and product offerings and intellectual property related risks.

Scientific Advisory Board
The Scientific Advisory Board (the “Advisory Board”), which met one time in 2009, was created in 2005 to, among other responsibilities, provide strategic advice regarding our research and development efforts and to evaluate and provide new scientific and technological perspectives relating to the current and future application of our technologies. Our former director, Dr. C. Thomas Caskey, was the initial member of the Advisory Board, which now also includes Dr. Andrea Ferreira-Gonzalez, Dr. Thomas Joos, Christine C. Ginocchio and Dr. Gary Procop. Richard Janeczko also serves on the Advisory Board as a management representative. It is expected that each member of our Advisory Board will be qualified and experienced in the markets and/or industries in which our products are or may be utilized and, with the exception of Mr. Janeczko, are neither employees nor directors of Luminex. Additionally, Luminex may invite members of our board of directors to serve on the Advisory Board in their capacity as members of our board of directors in order to help oversee and direct the Advisory Board and help communicate the Advisory Board’s conclusions and recommendations to our board of directors. The Advisory Board operates at the discretion of the board of directors.
Compensation Committee Interlocks and Insider Participation
During 2009, the Compensation Committee of the board of directors consisted of Mr. Johnston, who served as Chairman, Mr. Goad, Mr. Kever and Mr. Vaillant, none of whom has ever been an officer or employee of the Company or its subsidiaries. No interlocking relationship existed during 2009 between any officer, member of our board of directors or the Compensation Committee and any officer, member of the board of directors or compensation committee of any other company.
PROPOSAL 1 — ELECTION OF CLASS I DIRECTORS
The number of directors on our board of directors is currently fixed at ten. Our certificate of incorporation divides our board of directors into three classes which serve staggered three-year terms. The terms of the Class I, Class II and Class III directors will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2010, 2011 and 2012, respectively.
Currently, our board of directors is composed of three Class I directors (consisting of Robert J. Cresci, Thomas W. Erickson and Gerard Vaillant), three Class II directors (consisting of Fred C. Goad, Jr., Jim D. Kever and Jay B. Johnston) and four Class III directors (consisting of Patrick J. Balthrop, Sr., G. Walter Loewenbaum II, Edward A. Ogunro, and Kevin M. McNamara).
At the Meeting, the stockholders will elect three Class I directors nominated by the board of directors. Each of these directors is to serve a three-year term until the 2013 annual meeting of stockholders and until a successor is elected and qualified or until the director’s earlier resignation or removal. The board of directors and its Nominating and Corporate Governance Committee, pursuant to and consistent with the nomination procedures described above under “Corporate Governance,” have nominated Messrs. Robert J. Cresci, Thomas W. Erickson and Gerard Vaillant for re-election as Class I directors. It is the intention of the persons named in the proxy to vote the proxies for the election of the aforementioned nominees. Proxies may not be voted for persons other than those, or for more persons than, named in the proxy. If any nominee should be unwilling or become unavailable to serve as a director for any reason, the persons named as proxies reserve full discretion to vote for such other person or persons as may be properly nominated by the board of directors. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.
Certain information about the Class I nominees for the board of directors, and those directors whose terms do not expire at the Meeting, is furnished below.
Class I Director Nominees
Robert J. Cresci, age 66. Mr. Cresci has served as a member of the board of directors since December 1996. He has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of directors of j2 Global Communications, Inc., a provider of outsourced, value-added messaging and communications services, and ContinuCare Corporation, a provider of outpatient primary care physician services. Within the past five years, Mr. Cresci has served on the board of directors of Sepracor Inc., a research-based pharmaceutical company, and SeraCare Life Sciences, Inc, a provider of a broad scope of biological products and services. Mr. Cresci holds an undergraduate degree in Engineering from the United States Military Academy at West Point and holds a M.B.A. in Finance from the Columbia University Graduate School of Business.

Mr. Cresci originally became involved with Luminex as an early investor in Luminex. Mr. Cresci has extensive experience serving on the boards of directors of private and public companies within the broader healthcare industry and brings a significant depth of knowledge in capital markets considerations. Mr. Cresci’s knowledge of the operations of public company boards is particularly useful in his current role as chairman of the Nominating and Corporate Governance Committee. Mr. Cresci also brings continuity to the board of directors, given his service on the board since Luminex’s earliest years of operation.
Thomas W. Erickson, age 59. Mr. Erickson has served as a member of the board of directors since May 2004. Mr. Erickson served as our Interim President and Chief Executive Officer from September 2002 until our hiring of Mr. Balthrop in May 2004. He is currently chairman of the board of Inmar, Inc., a reverse logistics and revenue recovery company. Previously, he served as a Senior Advisor to New Mountain Capital, LLC, a private equity firm, chairman and interim president of National Medical Health Card Systems, Inc., a pharmacy benefits manager, chairman of the board of PATHCare, Inc., chairman of the board of TransHealthcare, Inc., a health care services company, chairman and interim president and chief executive officer of LifeCare Holdings, Inc., an operator of long-term acute care hospitals, and interim president and chief executive officer and director of Omega Healthcare Investors, Inc., a healthcare focused real estate investment trust. Mr. Erickson was also co-founder, president and chief executive officer of CareSelect Group, Inc., a physician practice management company. Earlier in his career, he held several management positions at American Hospital Supply Corporation. Mr. Erickson holds a Bachelors degree from University of Iowa and an M.B.A. from Southern Methodist University.
Mr. Erickson brings to the board of directors extensive experience managing and growing healthcare industry companies, as well as significant general experience serving in leadership roles on boards and board committees of other public companies. Through his experience serving as Luminex’s Interim President and Chief Executive Officer from September 2002 until May 2004, Mr. Erickson offers to the board detailed insight into the Company’s business and management considerations. Through his substantial experience in the healthcare industry, in particular healthcare services and delivery, Mr. Erickson offers valuable insight on Luminex and its product offerings from the perspective of healthcare providers.
Gerard Vaillant, age 68. Mr. Vaillant has served as a member of the board of directors since February 2005. Mr. Vaillant held a number of positions within Johnson & Johnson, a manufacturer of health care products, from 1981 through 2004. Most recently, Mr. Vaillant served as company group chairman of Johnson & Johnson until he retired. He also served as chairman for Ortho-Clinical Diagnostics, Inc., a provider of total solutions for screening, diagnosing, monitoring and confirming diseases, Veridex LLC, a provider of high-value oncology products, and Therakos, Inc., a provider of innovative cellular therapy products, and as a member of several other operating committees within Johnson & Johnson during that period. In addition, from 1992-1995, he was the worldwide president of LifeScan, a company dedicated to improving the quality of life for people with diabetes by developing, manufacturing and marketing a wide range of blood glucose monitoring systems and software. He currently serves on the board of directors of Sensors for Medicine and Science, Inc., a developer of biosensor technologies, Tecan AG, a provider of laboratory instruments and solutions in biopharmaceuticals, forensics, and clinical diagnostics, and OncoMethylome Sciences, a molecular diagnostics company. He holds a Masters Degree & Superior Certificate in Biochemistry & Industrial Chemistry from Paris University of Sciences and a Degree in Marketing from Ecole Superieure de Commerce de Paris.
Mr. Vaillant brings to the board of directors significant directly relevant industry experience in managing businesses in the diagnostics and life sciences industry. Mr. Vaillant has extensive experience in leading the strategic and operational aspects of large, complex, international organizations. Mr. Vaillant also brings to the board of directors valuable experience serving on boards and board committees of other public companies. He is also able to provide particularly valuable insight and direction into the strategic direction of Luminex and its technology and product pipeline through his role on the Strategy and Development Committee.

Class II Directors (Terms Expire in 2011)
Fred C. Goad, Jr., age 69. Mr. Goad has served as a member of the board of directors since September 1997. Since August 2001, he has been a member in Voyent Partners, L.L.C. (“Voyent”), a private investment company. Mr. Goad served as co-chief executive officer of the transaction services division of WebMD Corporation (“WebMD”), a provider of healthcare transaction, information and technology services, from June 2000 through March 2001. From March 1999 through May 2000, Mr. Goad served as senior advisor to the office of the president of the transaction services division of Quintiles Transnational Corporation (“Quintiles”), a contract research company providing a wide range of clinical research services for biotech and pharmaceutical clients. Mr. Goad served as co-chief executive officer and chairman of Envoy from June 1996 until Envoy was acquired by Quintiles in March 1999. From 1985 to June 1996, Mr. Goad served as president and chief executive officer of Envoy Corporation (“Envoy”), a provider of electronic transaction processing services for the healthcare industry. Within the past five years, Mr. Goad has served on the board of directors of Emageon Inc., a provider of information technology systems for hospitals, healthcare networks and imaging facilities, until its sale in 2008, Performance Food Group Company, a foodservice distributor, and on the boards of directors of several private companies. Mr. Goad holds a B.S. in business from the University of Virginia.
Mr. Goad brings to the board of directors extensive experience managing and growing healthcare industry companies, as well as significant general experience serving on boards of other public companies. Through his vast experience in the healthcare industry, in particular healthcare services and delivery, Mr. Goad offers valuable insights on Luminex and its product offerings and sales and marketing strategies from the perspective of healthcare providers. Mr. Goad also brings continuity to the board of directors, given his service on the board since Luminex’s earliest years of operation.
Jim D. Kever, age 57. Mr. Kever has served as a member of the board of directors since December 1996. He has been a member in Voyent since August 2001. Mr. Kever served as co-chief executive officer of the transaction services division of WebMD from June 2000 to March 2001. From March 1999 through May 2000, Mr. Kever served as chief executive officer of the transaction services division of Quintiles. From August 1995 through March 1999, Mr. Kever was the president and co-chief executive officer of Envoy. Mr. Kever serves on the boards of directors of Emdeon, Inc., a provider of healthcare revenue and payment cycle management solutions, 3D Systems Corporation (“3D Systems”), a provider of 3-D printing, rapid prototyping and manufacturing solutions, and Tyson Foods, Inc., a food production company (“Tyson”). Within the past five years, Mr. Kever has served on the board of directors of ACI Worldwide, Inc., a global provider of electronic payments solutions for financial institutions. Mr. Kever holds a B.S. in business administration from the University of Arkansas and a J.D. from the Vanderbilt University School of Law.
Mr. Kever brings to the board of directors extensive experience managing and growing healthcare industry companies. Mr. Kever brings experience in serving on public and private boards. Mr. Kever, through his more recent investment experiences with Voyent, also brings depth of knowledge in managing and growing companies and in capital markets considerations. Mr. Kever also brings continuity to the board of directors, given his service on the board since Luminex’s earliest years of operation.
Jay B. Johnston, age 67. Mr. Johnston has served as a member of the board of directors since February 2005. Mr. Johnston currently serves as chairman of QuesTek Innovations, LLC, a privately-held company that designs and markets high tech materials, a position he has held since August 2001. From 1975-1999, he held numerous positions at Abbott Laboratories, a global, broad-based health care company (“Abbott”), most recently as corporate vice president for diagnostic assays and systems. He held numerous other positions with Abbott, including president of Dainabot Co. Ltd. and vice president Asia Pacific. Mr. Johnston has experience in general management, product development, technology management, strategic marketing and business development. He holds an M.B.A. in General Management from the Amos Tuck School of Business Administration and a B.A. degree in Public Administration from Dartmouth College.
Mr. Johnston brings to the board of directors significant directly relevant industry experience in managing businesses in the diagnostics and life sciences industries. Mr. Johnston has extensive experience in leading the strategic and operational aspects of large complex, international organizations. Mr. Johnston’s knowledge of effective compensation processes for management helps him to guide the Company’s compensation programs and policies in his role as Chair of the Compensation Committee. Mr. Johnston also offers particular experience and perspective to the board of directors in the areas of product development and marketing strategies through his role on the Strategy and Development Committee.

Class III Director (Terms Expire in 2012)
Patrick J. Balthrop, Sr., age 53. Mr. Balthrop joined Luminex in May 2004 as President and Chief Executive Officer and has served as a member of the board of directors since September 2004. He served as president of Fisher Healthcare, a Fisher Scientific International company, a manufacturer and supplier of products and services principally to the scientific and laboratory markets from 2002 to May 2004. Prior to Fisher Scientific International, Mr. Balthrop served in a number of leadership positions for over 20 years with Abbott, primarily in Abbott’s Diagnostics Division. Mr. Balthrop’s most recent positions at Abbott were as head of worldwide commercial diagnostics operations and as head of Abbott Vascular. Mr. Balthrop holds an M.B.A. from the Kellogg Graduate School of Management of Northwestern University, and a B.S. in Biology from Spring Hill College.
Mr. Balthrop brings to the board of directors significant experience in managing businesses in the diagnostics and laboratory equipment industries. Mr. Balthrop has extensive experience in leading the strategic and operational aspects of large and complex, international organizations, with experience in managing manufacturing, research and development, sales and marketing, intellectual property and technology management and international operations. As the President and Chief Executive Officer of Luminex, Mr. Balthrop is responsible for management’s execution of operational objectives and serves as an integral connection between the board of directors and Luminex’s management team, enabling alignment between the Board’s strategic expectations and the Company’s current and future strategy and operations.
G. Walter Loewenbaum II, age 65. Mr. Loewenbaum has served as a member of the board of directors since May 1995 and as Chairman of the board of directors since September 2002. He served as Vice Chairman of the board of directors from April 1998 until January 2000. Mr. Loewenbaum currently serves as Chairman and chief executive officer of Mumboe Corp. (f/k/a Finetooth Corp.), a provider of contract management solutions, a position that he has held since February 2002. Additionally, from July 1999 through 2003, he served as a member of LeCorgne Loewenbaum & Co., LLC, an investment banking firm. From April 1990 until June 1999, he served as the president, chairman and chief executive officer of Loewenbaum & Company, Inc. (f/k/a Southcoast Capital), an investment banking company. Mr. Loewenbaum also has served as chairman of the board of directors of 3D Systems since September 1999, and was previously chairman of the board of directors of Envoy. He holds a B.A. from the University of North Carolina.
Mr. Loewenbaum originally became involved with Luminex as an original investor in Luminex prior to our initial public offering. As an investment banker and private equity investor, Mr. Loewenbaum has worked with multiple companies in a variety of different industries at different phases of organizational development, ranging from startup to publicly traded. He brings depth of knowledge in serving as chairman for public and private companies, building stockholder value and capital market considerations. Mr. Loewenbaum also brings continuity to the board of directors, given his service on the board since Luminex’s earliest years of operation.
Kevin M. McNamara, age 54. Mr. McNamara has served as a member of the board of directors since May 2003. In addition, he provided financial and strategic consulting services to the Company from October 2001 through December 2002. Mr. McNamara served as executive vice president, chief financial officer and treasurer of HealthSpring, Inc., a managed care company, from April 2005 through May 2009. Mr. McNamara also served as non-executive chairman from April 2005 through January 2006 of MedAvant Healthcare Solutions (f/k/a ProxyMed, Inc.), a provider of automated healthcare business and cost containment solutions for financial, administrative and clinical transactions in the healthcare payments marketplace, and served as interim chief executive officer and as a director of ProxyMed, Inc. from December 2004 through June 2005. Mr. McNamara previously served as chief financial officer of HCCA International, Inc., a healthcare management and recruitment company from October 2002 to April 2005. Mr. McNamara currently serves on the board of directors of Tyson. Within the past five years, Mr. McNamara has served on the board of directors of COMSYS IT Partners, Inc. (f/k/a Personnel Group of America, Inc.), an information technology staffing and solutions provider. Mr. McNamara is a Certified Public Accountant (inactive) and holds a B.S. in Accounting from Virginia Commonwealth University and a M.B.A. from the University of Richmond.
Mr. McNamara brings to the board of directors extensive financial expertise, experience managing and growing healthcare industry companies, as well as significant general experience serving on boards and board committees of other public companies. Mr. McNamara’s experience overseeing risk assessment, accounting and financial reporting for public and other healthcare companies provides equally valuable experience in his role as chair of our Audit Committee. Mr. McNamara also has experience overseeing public and private capital markets and mergers and acquisitions transactions.

Edward A. Ogunro, Ph.D., age 57. Dr. Ogunro has served as a member of our board of directors since May 2009. Dr. Ogunro served as senior vice president, R&D and medical affairs and chief scientific officer at Hospira Inc., a global specialty pharmaceutical and medication delivery company, from April 2004 until December 2007. Prior to Abbott’s spin-off of Hospira in 2004, Dr. Ogunro served in a number of leadership positions for over 20 years with Abbott, primarily in Abbott’s Diagnostics Division, and most recently served as corporate vice president, R&D, medical and regulatory affairs in Abbott’s Hospital Products Division. He held numerous other positions with Abbott, including program director for AxSym, one of the most successful analyzers in the diagnostic industry, and divisional vice president for Abbott’s Immunodiagnostics and Chemistry R&D Organization. Dr. Ogunro serves on the board of directors of Applied NeuroSolutions, Inc., a company focused on the development of an integrated portfolio of products for the treatment and diagnosis of Alzheimer’s disease. Previously, Dr. Ogunro pursued postdoctoral studies and served as an assistant professor at Northwestern University Medical School in Chicago from 1977 to 1982. Dr. Ogunro holds a B.S. in Physiology and Biochemistry from Reading University and a Ph.D. in Biochemistry from London University.
Dr. Ogunro brings to the board of directors significant directly relevant technical and operational industry experience in the diagnostics and medical device industry. Dr. Ogunro has substantial experience in managing complex research and development initiatives for large, evolving portfolios of diagnostic and medical device products, and in securing and maintaining regulatory clearance for such products both domestically and internationally. Dr. Ogunro’s technical background and direct experience with project management is of particular relevance in his role on the Strategy and Development Committee and in guiding Luminex in its research and development investments on new products and markets.
Required Vote; Recommendation of the Board
Election of Class I directors will be determined by a plurality of the votes cast at the Meeting.
The board of directors unanimously recommends that stockholders vote FOR the election of its nominees for Class I directors.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company and to perform other accounting services, if appropriate, for the year ending December 31, 2010. Such appointment will be presented to the stockholders for ratification at the Meeting. A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.
Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants is not required by the Company’s bylaws or otherwise. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Fees paid to Ernst & Young LLP for services provided during the years ended December 31, 2009 and 2008 are presented below.
Audit Fees. The aggregate audit fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings totaled $577,840 for 2009 and $645,000 for 2008.
Audit-Related Fees. There were no other fees billed to us by Ernst & Young LLP for assurance and related services with regard to the performance of the audit or review of the Company’s consolidated financial statements, and for the review of the Company’s internal controls over financial reporting, not described above under “Audit Fees,” for 2009 and 2008.

Tax Fees. The aggregate tax fees billed to us by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning totaled $55,000 for 2009 and $0 for 2008.
All Other Fees. There were no fees billed by Ernst & Young LLP for products or services other than those described above for 2009 and 2008.
The Restated Audit Committee Charter, among other things, requires the Audit Committee to pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Audit Committee has adopted a pre-approval policy in order to ensure that the performance of audit and non-audit services by the independent auditor does not impair the auditor’s independence. The policy provides for the general pre-approval of specific types of services, gives guidance to management as to the specific type of services that are eligible for pre-approval and provides cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. Requests or applications to provide services that require separate approval by the Audit Committee are submitted by the Company’s chief financial officer to the Audit Committee and must include a statement as to whether, in the chief financial officer’s view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to one or more of its members who shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
All audit related services, tax services and other services provided in 2009 and 2008 were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.
Required Vote; Recommendation of the Board
Approval of this proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter.
The board of directors unanimously recommends that stockholders vote FOR Proposal 2.
REPORT OF THE AUDIT COMMITTEE
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
To the Stockholders of Luminex Corporation:
The board of directors maintains an Audit Committee comprised of three independent directors. The board of directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of The NASDAQ Stock Market LLC that govern audit committee composition, including the requirement that audit committee members meet the heightened independence requirements as contemplated by the applicable rules of The NASDAQ Stock Market LLC. The Audit Committee operates under a written charter, which was adopted by the board of directors (as amended to date, the “Restated Audit Committee Charter”). A copy of the Restated Audit Committee Charter may be viewed on the Investor Relations section of our website at www.luminexcorp.com.
Pursuant to the Restated Audit Committee Charter, the Audit Committee oversees the financial reporting process on behalf of the entire board of directors. The Audit Committee is responsible for the appointment, compensation and oversight of the work of Luminex’s independent registered public accountants. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Our independent registered public accountants are responsible for performing an independent audit of Luminex’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles and auditing the effectiveness of Luminex’s internal control over financial reporting and issuing a report thereon. In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management and the independent registered public accountants the audited and interim financial statements included in our reports filed with the SEC in advance of the filings of such reports.

The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accountants. Furthermore, the Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountants’ independence.
The Audit Committee discussed with the independent registered public accountants the overall scope and plans for their audit. The Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examination, their evaluation of Luminex’s internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of Luminex’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Kevin M. McNamara (Chairman)
Robert J. Cresci
Thomas W. Erickson

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Risk Assessment
The Committee, with Hewitt and management, conducted a risk assessment of the Company’s compensation programs. As part of this assessment, the Committee reviewed our compensation programs for certain design features identified by the Committee’s advisors as having the potential to encourage excessive risk-taking, and considered our compensation programs in light of our key enterprise and business strategy risks. The Committee noted that our programs are designed so that they do not include compensation mix overly weighted toward annual incentives, highly leveraged short-term incentives, uncapped or “all or nothing” bonus payouts or unreasonable performance goals. The Committee also noted several design features of our cash and equity incentive programs that reduce the likelihood of excessive risk-taking, including the use of reasonably obtainable and balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered “peer group” to assure our compensation practices are measured and appropriately competitive, and significant weighting towards long-term incentives that promote longer-term goals and reward sustainable stock, financial, and operating performance, especially when combined with our executive stock ownership guidelines. Additionally, our recently adopted executive compensation “clawback” policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors are factors considered in all performance and bonus assessments. Based on its assessment, the Committee believes that our compensation programs do not motivate risk taking that could reasonably be expected to have a material adverse effect on the Company.
Compensation Discussion and Analysis
Overview of Compensation Process. The Compensation Committee of the board of directors (the “Committee”) is primarily responsible for establishing the compensation programs for the Company’s Chief Executive Officer (the “CEO”) and all other executive officers. In addition, the Committee reviews and makes recommendations to the full board regarding non-employee director compensation. The Committee administers the Company’s Amended and Restated 2006 Equity Incentive Plan (the “Equity Plan”) under which equity-based and other incentive awards may be made to key employees, directors and consultants.
The Committee reviews executive compensation and the Company’s compensation policies and costs in an attempt to ensure that our compensation programs are consistent with our compensation philosophy and promote the objectives of our organization and stockholder interests. The Committee also periodically reviews “tally” sheets quantifying the aggregate compensation, current or contingent, of our executives, together with additional compensation analyses prepared by management and the Committee’s compensation consultants. These materials assist the Committee in confirming that executives are compensated, as a whole, in a manner consistent with the design and objectives of our compensation programs. The Committee also utilizes this information to understand internal pay equity and external market positioning among the Company’s executives. This information, however, is only one of numerous factors considered by the Committee consistent with our flexible compensation philosophy described below.
The Committee seeks the advice and analyses of compensation consultants as and when it deems appropriate. The Committee engaged Hewitt Associates, LLC (“Hewitt”) as its compensation consultant for 2009 and has done so for 2010. The Committee annually examines the appropriateness of our “peer group” and collects peer group net total compensation data, based to the extent possible upon positions of comparable scope and complexity, in order to assess our executive compensation in relation to our general compensation benchmarks. In 2009, Hewitt prepared peer compensation studies to assist the Committee in this analysis, which focused on the core direct elements of our executive compensation program. Hewitt also assisted the Committee in the design of our executive equity grant policies, as well as our senior executive long-term incentive plan (the “LTIP”).
Finally, given the CEO’s insight into internal pay equity issues as well as executive performance versus expectations, skill sets, potential and past and projected responsibilities, the views and recommendations of the CEO are solicited by the Committee with respect to executive compensation. The CEO’s recommendations are given significant weight. The Committee also solicits the views of other board members with particular insight into relevant matters, who may, upon request, attend Committee meetings in an observer capacity. The Committee makes all final decisions regarding executive compensation. The CEO is excused from meetings prior to the Committee’s approval of his compensation and discussion of his performance in relation to his compensation decisions. The Committee does not delegate the authority to make equity or other compensatory awards to our executive officers.

Compensation Objectives. The Committee has established the following primary objectives in designing and reviewing compensation for our CEO and the other executive officers:
•	Offer competitive and effective total compensation for executives to enable the company to attract, reward and retain skilled executives in a competitive recruiting environment;
•	Provide a substantial portion of executive compensation through performance-contingent compensation, where annual incentives are based on achieving designated and pre-approved quantitative and qualitative measures of performance;
•	Encourage and share superior and sustained corporate performance based on performance measures that create value for stockholders, reward corporate growth and encourage measured risk-taking in support of our corporate objectives; and
•	Align the long-term financial interests of our executives with those interests of our stockholders by creating incentives that deliver value based on long-term performance and stock price appreciation.
We believe these objectives reflect our strong desire to specify and reward executive behavior that is aligned with stockholder interests, effective corporate governance and the successful execution of the Company’s business plan and strategies.
Compensation Philosophy. Our compensation programs and objectives are designed around five core philosophies:
1. Each element of compensation should support our compensation objectives and should, when viewed collectively, work together to appropriately support all of these objectives. The Committee believes that each element of our compensation program should be designed to simultaneously fulfill one or more of our “compensation objectives” described above, and that each element should work together as a whole to appropriately support all of these objectives.
2. Our compensation programs should create a management culture that is performance-driven and has a vested interest in increasing stockholder value and the successful execution of our corporate goals and strategies. Accordingly, our philosophy emphasizes performance-based incentives for our executive officers, in part by having a substantial portion of each officer’s cash compensation contingent upon the successful financial, operating and strategic performance of the Company, as well as upon the successful execution of an executive’s individual goals or directives. Equity incentives that vest over several years and/or upon the achievement of performance targets will also play a prominent role in our program.
3. Our compensation decisions should support the Company’s anticipated growth and executive development. The Committee anticipates the Company will have significant future growth, in terms of both revenue and the expansion and complexity of our operations. Therefore, our compensation policies must primarily be designed to attract and retain the required talent to support our anticipated growth and increasing operational complexity. Simultaneously, our policies should foster and reward the growth and development, in terms of competency, responsibilities and leadership, of our executive team.
4. Our compensation decisions should be flexible to reflect the unique attributes of the Company and each executive. The Committee’s compensation philosophy for an executive officer allows for flexibility in assessing an overall analysis of the executive’s performance for the prior year, projected role and responsibilities, required impact on execution of Company strategy, external pay practices and competitive market conditions, total cash compensation and relative equity positioning internally, recommendations from our CEO and compensation consultants it may engage, and other factors the Committee deems appropriate. Our philosophy also considers an officer’s prior experience and professional status, employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. The weighting of these and other relevant factors is determined on a case by case basis for each executive in the context of the relevant facts and circumstances. The Committee believes this flexibility is important in order to make individual compensation decisions that appropriately reflect the unique attributes of our Company, particularly our stage of development, evolving business plan and diverse operational focus (including research, medical device and product development, diagnostic and administrative focuses), and the unique contributions and qualifications of each executive. We believe our ability to offer fair and competitive compensation packages is essential in increasing executive satisfaction and decreasing the distraction that may result from a management team that perceives itself as undercompensated versus its peers, internally or externally. We believe that this approach will result in a more productive management team, focused on achieving or exceeding our business objectives, which should help create value for our stockholders.

5. Our compensation programs and policies should consider external perceptions and “good governance” and should not provide incentives for excessive risk taking for short-term gains. The Committee believes that it is important to undertake a specific review of our compensation programs and policies each year to be sure that they follow “good governance practices” in the Committee’s view and that they do not incentivize excessive or inappropriate risk taking in the Committee’s view.
Program Design
What are the primary compensation elements? The Committee has designed our executives’ compensation packages around three primary elements:
•	base salary;
•	annual variable performance awards payable in cash (with the individual executive having the right to take such awards in restricted stock pursuant to the MSPP); and
•	long-term stock-based incentive awards, including, in addition to annual time vested equity awards, RSUs under our LTIP for our most senior executive officers that are subject to both performance- and time-based vesting.
How do we use “benchmarks”? While we do not support rigid adherence to compensatory formulas, there are general pay positioning policies, or benchmarks, we refer to which have been derived, in part, based on the market-based recommendations from Hewitt. Our benchmark for base salary is to be generally competitive with market pay levels, usually defined as the median (50th percentile) of our peer group. The Committee’s desire is to provide total short-term cash opportunities near the peer group median (50th percentile) for meeting targeted annual goals, but allow for upside for meeting or exceeding performance goals approved by the Committee. The Committee also targets total potential compensation opportunities (including equity awards) with an “upside” between the 50 th and the 75th percentile of our peer group (and approximating the 75th percentile for LTIP participants), provided the Company and the executive deliver superior performance.
We chose the base salary benchmark primarily to target a market competitive base salary as the norm. Our benchmarks for short-term cash bonus and total compensation opportunities reflect our desire that “target” performance results in median, market competitive incentives similar to our base salary objective, but, consistent with our goal of driving the achievement of business and financial objectives that help create stockholder value and share price appreciation, rewards above-average performance with above-average cash and total compensation. These benchmarks also reflect that we compete with larger companies for executive talent that may offer base and total target compensation opportunities above the market median.
To help assess how our executives are compensated in relation to our benchmarks, the Committee collects compensation data from our peer group. However, these survey results will be used by the Committee solely as a baseline reference, in part due to the fact that the survey data does not provide full insight as to actual performance, responsibilities, tenure, prior experience and other relevant information needed to accurately assess position comparability and the competitiveness of our compensation packages. Accordingly, certain executives may be compensated below or above the Committee’s benchmarks based on various factors consistent with our flexible compensation philosophy. Our process and rationale for determining our peer group for 2009 are described below under “Executive Compensation for 2009.”
Do we have a target compensation “mix”? We have also derived, with the assistance of Hewitt, general guidelines with respect to compensation allocation or “mix.” We generally believe at least 60% of an executive’s total compensation opportunity, typically increasing with level of responsibility, should be performance and equity based, with the equity component approximating at least 60% of target total compensation opportunities at the CEO level (split equally between traditional time-based equity grants and LTIP grants), and ranging from approximately 40% to 60% for the other named executive officers. We believe emphasis on equity appropriately focuses our executives on long-term performance and value creation. Additionally, we generally believe 15% to 20% of an executive’s total compensation opportunities should be allocated to short-term performance bonus opportunities. This reflects our desire to reward and encourage the achievement of short-term business objectives and performance which should also benefit our stockholders. However, as with our use of benchmarks (and for similar reasons), our targeted compensation “mix” thresholds are only intended to be reference points.

How does our compensation design support our compensation objectives and philosophies?
• Base Salary. The primary goal for base salary is to be market competitive and to compensate an executive’s short-term contributions, as well as to provide current financial stability. The minimum base compensation for our executive officers has historically been established by the terms of employment agreements between the Company and the executives negotiated at the time of hire. The Committee’s goal when reviewing salary adjustments on an annual basis is to initially target base salaries at or near our benchmark and then adjust this target based on other relevant considerations, including the impact of base salary on short-term performance bonus opportunities.
• Short-Term Performance Incentive Opportunity. The Committee believes that a significant portion of an executive’s total cash compensation should be linked to Company operating performance and individual contributions to our strategic and growth objectives. Accordingly, our cash-based incentive opportunities will generally be targeted as a percentage of base salary based on specific financial and individual accountability performance goals. Though our benchmark is market median, the minimum target incentive opportunities are generally as set forth in the executive’s employment agreement. Individual goals based on an executive’s specific responsibilities are typically a significant portion of the bonus opportunities (weighted up to 50% of the total target bonus opportunity). While certain individual goals can be measured objectively, others, such as leadership and teamwork, involve subjective assessment that will ultimately be left to the Committee, based primarily on recommendations of our CEO. Additionally, where an executive’s primary responsibility may be in a particular business unit or function (for example, marketing, R&D, Luminex Bioscience Group or Luminex Molecular Diagnostics), the performance goals may be more heavily weighted towards specific financial or other critical business outcomes and achievements in that unit or function. In the case of strategic and other tangible non-financial goals, such as product milestones or FDA clearances for new products, we attempt to target individual goals with respect to which the executive can directly influence the successful execution.
Accordingly, our annual incentive programs are designed to focus our executives on organizational priorities and performance, including accomplishing organizational strategies and financial goals. The potential payouts under the incentive plans are currently based on a sliding scale designed to relate the annual incentive payout to a range. For superior performance, there is a maximum range of payout, with a reduced payout for below “target” performance and no payout for performance below a minimum level. Accordingly, significant underachievement is not rewarded in the design of our plan, which promotes our goal of executive accountability with respect to their role in the collective success of our organization.
The performance goals are determined near the beginning of each fiscal year. Our CEO typically recommends performance goals to the Committee, which are then reviewed and approved or modified in the Committee’s sole discretion. Pursuant to our incentive plans, these goals can be adjusted during the year for litigation or claim judgments or settlements and certain other extraordinary non-recurring items (such as a material acquisition).
• Long-Term Stock-Based Incentive Compensation. We believe that stock-based compensation helps to create a culture that encourages our executives to think and act as stockholders. We believe long-term equity incentives also hold executives accountable for decisions that may have a long-term impact and thus focus executives on the implications of their decisions over an extended time frame. At the same time, these awards allow our executives to share in the Company’s long-term success when their efforts were a substantial factor in that value creation. Finally, we believe equity incentives are necessary to be competitive in our recruitment and retention efforts.

Time-based Equity Awards. In conjunction with the 2009 equity awards, the Committee determined the desired value to be delivered to an executive pursuant to the time-based equity component of his or her total compensation opportunity, and allocated 75% of that value to restricted shares and 25% to stock options. We believe our use of restricted shares, in addition to limiting dilution, serves our compensation objectives of retention and alignment interests with our stockholders given the five year vesting. Additionally, providing a substantial portion of the equity award as “full value” restricted shares will add to the perceived value, as a whole, of the annual equity award, given the volatility of our stock and our stage of development can create uncertainty of value with respect to stock options. We believe a significant long-term stake in our equity will also help reduce excessive or inappropriate risk-taking principally motivated by short-term share price appreciation. At the same time, having 25% of the annual equity award in the form of options makes a material portion of the value of each annual award linked solely to long-term share price appreciation to help ensure our executives are appropriately motivated and focused on delivering long-term stockholder value. The use of stock options also contributes to the competitiveness of our compensation packages and promotes entrepreneurial decision making. The Committee believes its policy to utilize a “portfolio approach,” or a combination of restricted shares and options, provides it the flexibility to set what it believes to be optimal combinations of retention- and performance-focused equity incentives based on, among other factors, the dilutive effect of our equity program, the Company’s stage of development and size and the competitive practices of our peers.
The Committee makes annual equity awards based on a target dollar amount. While this results in an uncertain share usage, it results in a predictable expense for the Company and allows the Committee to tailor the value of the awards more precisely to reflect its compensation philosophies, objectives and design. The Committee determines the target dollar amount for stock-based awards to the executive officers on a discretionary basis and takes into account, among other factors, the recommendations of the CEO and any compensation consultants the Committee may engage, together with our compensation benchmarks, prior equity grants and current equity holdings, and seniority and internal pay equity considerations.
The actual number of restricted shares granted is generally determined by dividing the dollar amount allocated to the restricted share component by the fair market value of the shares on the date of grant. For 2009, the Committee did not apply a discount to the value of these shares to reflect the forfeiture restrictions associated with service-based vesting. The number of shares subject to options granted is generally determined by dividing the dollar amount allocated to the option component by the value of an option share with reference to the fair market value of the shares on the date of grant calculated pursuant to a modified Black-Scholes model specific to the Company. For 2009, this calculation resulted in an option share value of approximately 50% of the fair market value of our common stock on the grant date.
The restricted shares currently are generally subject to time vesting over five years in equal annual increments on the anniversary date of such grants, while 2009 stock option grants vest over three years in equal annual increments. Except with respect to Mr. Balthrop’s initial hire grants (as described below) and in connection with the LTIP commencing in 2008 for certain key executives, we have not utilized performance-based vesting restrictions with respect to equity awards, though the Committee periodically assesses the merits of performance-based vesting. We believe, however, that time-based equity awards appropriately align the interests of our executives with those of our stockholders. Time-based vesting of restricted shares and stock options provide economic benefit only to the extent the employee maintains a long-term business relationship with and commitment to the Company. Additionally, stock price appreciation is required in order to realize value from stock options, and is required to create significant additional value with respect to restricted shares.
Long Term Incentive Plan. The primary goals of the design of the LTIP are to offer an additional long-term performance driven incentive to certain of our most senior executives who can most directly influence key performance metrics, as well as serving as a retention vehicle for these key officers. For LTIP participants, the Committee typically allocates approximately 50% of the total targeted value for all equity-based compensation to the “target” LTIP award amount. The LTIP award, taken together with all compensation opportunities, is intended to offer participating executives total compensation opportunities exceeding the 75th percentile of our peer group as a reward for maximum performance under the LTIP (which performance would reflect, in our view, exceptional performance and value creation). For 2009, the participants in the LTIP were Mr. Balthrop and Mr. Currie.

Awards under the LTIP are granted by the Committee in the form of RSUs and are treated as “performance awards” under the Equity Plan. Grants of RSUs under the LTIP shall initially be unvested and represent the maximum amount of shares that participants may receive under the LTIP, assuming achievement of the maximum level of performance goals established for the grant. The vesting and value of the LTIP awards are dependent on continued service, but also on company performance over a three-year period measured by, for 2009, (i) appreciation in our share price and (ii) operating cash flows per share. The Committee believes that by making an LTIP grant every year, with vesting tied to financial and share price performance over a three-year period and continued service over a five-year period (as a result of 50% of the value of the award earned vesting at the end of the three-year performance period and the remaining 50% vesting on the two-year anniversary of the initial vesting date), our participating executives are given a powerful incentive to focus on long-term, sustained improvement in Company performance and stockholder value.
Each year, the Committee determines the levels of performance that will represent target, threshold and maximum performance levels for each goal.
The metrics for determining performance against operating cash flow goals follow generally accepted accounting principles; however, the Committee may consider certain items or events as extraordinary when determining the Company’s performance against cash flow goals (and share price goals) and make what it deems to be appropriate adjustments, in each case subject to certain limitations.
The specific design of the 2009 LTIP is more fully described on page 25 below. Additionally, in the event that any settlement of RSUs causes the aggregate payments or benefits to be made or afforded to an LTIP participant under the RSU agreement, together with any other payments or benefits received or to be received by such participant, in connection with a change in control to exceed 110% of the maximum amount permitted under the Code to be received without incurring an excise tax, then we shall pay to such participant an additional amount, in cash, necessary to reimburse such participant on an after-tax basis for any excise tax payable by such participant, as further described in the form of RSU agreement previously filed with the SEC. The Company is not party to any other 280G “gross-up” arrangements with its named executive officers, but believed it was appropriate in the case of the LTIP to ensure the award maintained its full motivational value by preserving to the maximum extent deemed reasonable the intended value of the award to each participant, resulting in the “modified” gross-up structure described above and recommended by Hewitt.
Accelerated Vesting upon Change in Control. Our employment agreements with our named executive officers provide for acceleration of vesting, or lapse of restrictions, in connection with a change in control. We believe this is appropriate in order to avoid being at a competitive disadvantage in our recruiting and retention efforts, as employees often consider equity upside opportunities in a change in control transaction a critical element of compensation. Additionally, accelerated vesting provisions provide security that equity related consideration will be earned in the event the Company is sold or the subject of a “hostile” takeover. The absence of such an agreement could impact an employee’s willingness to work through a merger transaction which could be beneficial to our stockholders. The outstanding restricted shares and stock options of our named executive officers also vest in full upon their death or disability. We have been advised by Hewitt that this is not an uncommon practice among our peer group.
With respect to LTIP awards, if a change in control occurs prior to the end of the performance period, the Committee shall determine the vested units by (i) applying the performance criteria set forth in the LTIP using the effective date of the change in control as the end of the performance period, and by appropriately and proportionately adjusting the performance criteria for such shortened performance period, and (ii) multiplying the number of units so determined by .3333 if the change in control occurs in the first year of the performance period, .6667 if the change in control occurs in the second year of the performance period, and 1 if the change in control occurs in the third year of the performance period. Additionally, upon a change in control, the restricted period for any units awarded following the end of the applicable performance periods shall automatically terminate.

Timing of Equity Grants. Except with respect to new hires or promotions, we generally determine annual executive equity compensation awards each year in the first quarter and no earlier than the meeting in which we approve the prior year’s annual performance bonuses. This allows us to assess the prior year’s total compensation and performance when considering current year grants. It is the Company’s current policy that annual grants to existing employees shall be effective on the tenth trading day following the filing of the Company’s Annual Report on Form 10-K. In the event of a “new hire,” “promotional” or other ad hoc equity award, that equity award shall not be approved except at a meeting of the Committee and it shall be effective on the first trading day of the month that immediately follows the month in which the start date, promotion or other event triggering an ad hoc award occurs. The per share exercise price of an option award shall be the closing price of the Company’s common stock on the NASDAQ Global Market on the applicable effective date as specified above. This policy applies to awards to all employees, not just our executive officers. The Committee may make an exception to the general policies above when it determines an exception is in the best interest of the Company based on the recommendation of our CEO.
Executive Compensation for 2009. Our “named executive officers” for 2009 consisted of Patrick J. Balthrop, CEO and President; Harriss T. Currie, Vice President, Finance, Chief Financial Officer and Treasurer; Jeremy Bridge-Cook, Senior Vice President, Assay Group; Michael F. Pintek, Senior Vice President, Operations; and David S. Reiter, Vice President, General Counsel and Corporate Secretary.
For 2009, Hewitt prepared for the Committee a peer group compensation survey of peer companies selected, with the concurrence of the Committee, from within the relevant biotechnology (including research, medical device and diagnostic) industries and a group of larger companies targeted by the Committee and our CEO that were believed to be relevant peers. The Company peers were selected primarily based on market capitalization and/or revenue (generally within a range of approximately one half to four times the Company’s market capitalization and/or revenue), as well as similar organizational and operational complexity and stage of development where practicable. The size of the peer group (31 companies) is also reflective of the diverse nature of our industries, and industry and sector volatility as a result of mergers and acquisitions. The goal of the peer group selection was to find an appropriate peer group reflecting our view of our growth expectations and the likely companies who we do and will compete with for executive talent. The survey focused primarily on public companies due to the lack of reliable data with respect to potentially similar private companies.
The following peer companies were included in the analysis:

Affymetrix, Inc.	Immucor, Inc.	Neurocrine Biosciences, Inc.
Array BioPharma Inc.	Inverness Medical Innovations, Inc.	PAREXEL International Corporation
Celera Corporation	Invitrogen Corporation	PharmaNet Development Group, Inc.
Cepheid	Kendle International Inc.	PRA International
Charles River Laboratories International, Inc.	Lexicon Pharmaceuticals, Inc.	QIAGEN N.V.
Cogent, Inc.	Lifecell Corporation	Quidel Corporation
Enzo Biochem, Inc.	Medarex, Inc.	Regeneron Pharmaceuticals, Inc.
Gen-Probe Incorporated	Meridian Bioscience, Inc.	Savient Pharmaceuticals, Inc.
Hologic, Inc.	Myriad Genetics, Inc.	Sequenom, Inc.
Idenix Pharmaceuticals, Inc.	Nanosphere, Inc.	SurModics, Inc.
Illumina, Inc.
The analysis reviewed the most recent publicly available proxy statement data of the peer companies. A proprietary Hewitt executive compensation database was also utilized to “validate” and supplement peer group data, though significantly more weight was given to the peer group compensation survey. Specific executive position matches within the peer group were based, to the extent practicable, on the degree of compatibility of the position’s roles and responsibilities. The survey results were presented on a comparative basis to our then current compensation, on both an actual basis from proxy statement data from the peer companies (i.e., actual medians and percentiles) and based on a regression analysis (i.e., using Luminex’s revenues and average 2008 market capitalization to reflect company size) that attempted to normalize the results by adjusting for significant differences in the size of our peers and/or the scope of the position comparables.
The Committee considered the information from Hewitt’s peer group compensation survey, together with tally sheets and summary compensation tables prepared by management. The Committee assessed this information relative to the policies and objectives described above and the recommendations of our CEO and made the following determinations regarding 2009 named executive officer compensation, as further detailed under the “Summary Compensation Table” below.

Base Salary. The results of the market analysis performed by Hewitt revealed that base salaries of our named executive officers (other than Mr. Pintek who was hired in July 2009) were generally below our benchmark for our peer group. Additionally, the peer group compensation survey indicated that base salaries together with cash bonus opportunities were below our benchmark for our named executive officers, primarily driven by base salaries less than the 25th percentile for these named executive officers except for Dr. Bridge-Cook. It was determined that these executives’ base salaries should be increased to reflect both merit adjustments and market-based adjustments, with merit-based adjustments at approximately 3% and market adjustments ranging from 16% to 19%, designed to bring our executive salaries more in line with the market median. The CEO recommended these increases in large part for retention purposes, but also based on performance, anticipated responsibilities for 2009 and the increasing complexity of the Company’s operations. With respect to our CEO, the survey indicated his base salary to be below our benchmark, while bonus, equity and total compensation opportunities were higher than market median, though below the 75th percentile. Mr. Balthrop’s salary was increased to $495,000 per annum from $450,000, or approximately 9%, for reasons similar to the other named executive officer salary increases. Pursuant to an employment agreement negotiated with Mr. Pintek, his annualized base salary for 2009 was $315,000 (pro rated for 2009).
Performance-based Cash Awards. Hewitt’s market analysis indicated that performance bonus opportunities for our named executive officers (other than our CEO and Mr. Pintek) were generally slightly below the market median. However, in light of the base salary increases, the Committee determined it was reasonable and consistent with our compensation philosophies to maintain the target performance bonus opportunities (expressed as a percentage of base salary) the same for 2009, as compared with 2008. Accordingly, the bonus programs were substantially the same in 2009 for our named executive officers (including our CEO), subject to modifications to applicable performance objectives and corresponding weighting under our cash-based bonus plans to reflect updates to responsibilities and our business plan and strategic and other initiatives for 2009. Accordingly, as in 2008, target bonus amounts, expressed as a percentage of base salary, were 50% for each named executive officer, except for our CEO whose target bonus percentage was 100%, consistent with 2008 and as required by his employment agreement. Mr. Pintek’s bonus opportunity, also set at a 50% target level, was pro-rated for 2009 (as result of the fact he was hired in July 2009). In addition, he received a sign-on bonus of $144,965 negotiated in connection with his hiring.
2009 Performance-based Cash Awards for Named Executive Officers Other than CEO
The Committee approved 2009 performance award opportunities based upon achievement of Company performance goals (“Company Goals”) as well as personal business objectives (“Individual Goals”). For named executive officers (other than the CEO), the total target awards under the performance-based cash bonus plan were weighted 50% for the achievement of Company Goals and 50% for the achievement of Individual Goals. The weighting of specific components of the Individual Goals varied for each executive taking into account, among other factors, responsibilities, seniority and other strategic initiatives in which an executive may be involved. The Company Goals were subject to an over/underachievement scale with possible payouts of 0% to 200% of the potential bonus for Company Goals based on financial results in relation to the applicable performance targets, with minimum payouts starting at 50% of the target value for each goal for minimum threshold performance. Individual Goals were not subject to an overachievement scale. Accordingly, total annual cash performance awards could range from 0% to a maximum of 150% of the target bonus (which was 50% of the named executive officer’s base salary).
The Company Goals and weight afforded to each goal in 2009 were as set forth in the table below:

Goal	Percentage Weight*
A. Achieve Consolidated Revenue of $132 million ($121 million actual)	12.5
B. Achieve Consolidated High Margin Revenue of $86 million ($78 million actual)	12.5
C. Achieve Consolidated Quarterly Operating Expense Control of 59% of Total Revenue (61% actual)	12.5
D. Achieve Consolidated EBITDASC** of $28 million ($10 million actual)	12.5

Total	50

*	Expressed as a percentage of total target bonus amount.

**	Earnings before interest, taxes, depreciation and amortization, and after stock compensation.

The Individual Goals varied by executive (and according to areas of responsibility) and were based on specified management initiatives and projects for 2009 (including business and product development milestones, partnership and strategic goals and leadership objectives), with each objective given a specified weight (out of the total target award opportunity), typically 40% (of the total bonus opportunity) for projects and 10% for leadership and team contributions. The project goals were graded 100% for on time completion, 75% for completed late, 50% for partially complete and 0% for failure to produce even partial completion, in each case in the subjective judgment of the Committee based, in part, upon the recommendation of the CEO. The maximum number of points a named executive officer was eligible to receive for completion of his Individual Goals was 50.
At a Committee meeting in February 2010, our CEO reviewed in detail both the Company’s financial and operating performance relative to the Company Goals for 2009, as well as the performance of the individual named executive officers relative to the applicable Individual Goals. Achievement of actual, individual performance goals under the bonus plan for named executive officers was determined and certified by management to be as follows:

Name	Individual Goals
Harriss T. Currie	44.125/50
Dr. Jeremy Bridge-Cook	40.5/50
David R. Reiter	50/50
Michael F. Pintek	46.1/50
The Company Goals were not met, in part, due to unforeseen decline in consumables sales and broader, global economic conditions affecting the Company and its partners. However, based in part on the recommendation of our CEO, the Committee believed it was appropriate to reward management for overachievement on anticipated assay revenues and approximately target royalties revenue (in each case per the financial plan underlying the initial consolidated aggregate high margin revenues target), and very successful expense management (as an aggregate dollar amount, rather than percentage of revenue) for 2009. As a result of these two positive results, the Committee provided partial credit for these Company Goals (equal to 4.2 points for each of assay and royalties revenue and 12.5 points for expense management). Adjusting for partial credit, the Committee, with the recommendation of the CEO, credited the management team with achievement of 20.9 of 50 points for the Company Goals. Based on the foregoing, the Committee approved a cash bonus amount in 2009 for each named executive officer ranging from approximately 31% to 34% of their base salary (or approximately 61% to 71% of the target bonus amounts), except for Mr. Pintek who received incentive compensation of approximately 17% of his base salary in addition to a signing bonus equal to approximately 46% of his base salary. By way of comparison, the Committee approved cash bonus amounts in 2008 for each named executive officer (other than our CEO) ranging from approximately 58% to 60% of their base salary (or approximately 113% to 120% of the target bonus amounts), generally resulting from overachievement of the Company Goals in 2008.
2009 Performance-based Cash Award for CEO
For 2009, the CEO incentive plan was based upon achievement of certain financial, project and R&D targets. The target Company performance goals were the same as the corresponding objectives for our other named executive officers. The project and R&D objectives were based on specified management initiatives as recommended by Mr. Balthrop and approved by the Committee with input from our Executive Committee, with each objective given a specific weight. The total target awards under the CEO incentive plan were weighted 50% for the achievement of the Company performance goals and 50% for the achievement of Mr. Balthrop’s project and R&D objectives.
Mr. Balthrop’s 2009 incentive plan included an over/underachievement feature with possible payouts between 0% and 150% with respect to Company financial objectives based on financial results between specified threshold minimum and maximum performance levels of the applicable performance targets, calculated on a linear basis. The project and R&D goals that are not financial were graded 100% for on time completion, 75% for completed late, 50% for partially completed and 0% for failure to produce partial completion, with potential overachievement payouts for certain of these objectives. For 2009, Mr. Balthrop’s total award opportunity under the CEO incentive plan ranged from zero to a maximum of 132.5% of his target bonus amount. The actual target bonus established by the Committee was 100% of Mr. Balthrop’s base salary as described above.

At the Committee meeting approving incentive payouts for 2009 for our other executive officers, the Committee also reviewed our CEO’s performance generally and relative to his plan for 2009. After consideration of this without the CEO present, and the Committee’s overall view of the CEO’s performance and contributions in 2009, the Committee determined to award Mr. Balthrop approximately 65% of his target incentive for 2009. By way of comparison, the Committee approved a cash bonus amount for 2008 for our CEO of approximately 89% of his target amount, generally resulting from overachievement of the Company goals and underachievement of certain individual goals for 2008. The following table breaks down Mr. Balthrop’s incentive plan goals per goal, which were partially or not achieved on the Company performance metrics (20 points out of a targeted 50 points), and generally achieved on the project and R&D goals (45 points out of a targeted 50 points). For the reasons described above with respect to our other named executive officers, Mr. Balthrop was given partial credit for the achievement of the combined high margin revenue goal, and for his EBITDASC goal to reflect the Company’s favorable expense management control (given that Mr. Balthrop did not have a corresponding expense management goal).

Achievement/
Goal	(Total Possible)
Achieve Consolidated Revenue of $132 million* ($121 million actual)	0/(15)
Achieve Consolidated High Margin Revenue of $86 million* ($78 million actual)	15/(20)
Achieve Consolidated EBITDASC** of $28 million* ($10 million actual)	5/(15)
Project and R&D Goals, including customer contracts, product launch, project implementation and project milestones (including clinical and regulatory)***	45/(50)

Total	65/(100)

*	Subject to overachievement. If actual results were over maximum performance level then bonus is increased by 150% and on a linear basis in between.

**	Earnings before interest, taxes, depreciation and amortization, and after stock compensation.

***	Committee had discretion to award up to 150% of target for certain objectives.
Long-Term Stock-Based Incentive Compensation. The market survey generally indicated that our executives were historically compensated above the market median in terms of equity compensation. The 2009 targeted value of equity awards for our named executive officers (other than Mr. Pintek) were based on various factors reflecting the Committee’s application of our flexible compensation philosophy. In particular, the CEO’s recommendations were the most significant factor and were based on his assessment of performance, potential, internal pay positioning and market competitiveness based on our compensation survey. The value of these grants, split 75/25 between RSAs and options, are as follows: Mr. Balthrop — $800,000; Mr. Currie — $300,000; Dr. Bridge-Cook — $350,000 and Mr. Reiter — $300,000. The Company also agreed to grant Mr. Pintek 27,445 restricted shares (or $507,000 in value) and a non-qualified option to acquire 18,334 shares (or $193,000 in value) of the Company’s common stock pursuant to the Equity Plan in connection with his hiring, in each case subject to the Company’s standard vesting policies.
In addition to continuing to include our CEO in our LTIP program, the Committee determined to expand the LTIP program to include Mr. Currie in 2009. This decision was largely based on the recommendation of our CEO in recognition of Mr. Currie’s performance reviews, role with the Company and for retention purposes. For Mr. Balthrop and Mr. Currie, the Committee determined it was appropriate to have increased levels of equity and total compensation opportunities through participation in the LTIP. As indicated above, a primary goal of implementing the LTIP program was to provide a significantly performance-based incentive structure that allows the participating executive an opportunity for total compensation at or exceeding the 75th percentile as a reward for exceptional long-term performance and value creation, as well as the Committee’s view as to the participants’ performance and anticipated future contributions, and for its potential retention value. The target amount for total equity compensation was determined to be $1,600,000 for Mr. Balthrop and $600,000 for Mr. Currie, reflecting a decrease of 3% for Mr. Balthrop and an increase of 140% for Mr. Currie from 2008 equity amounts. For Mr. Balthrop approximately $800,000 of this target amount was allocated to time-based restricted stock and options on the same basis as for our other executives, and approximately $800,000 was allocated to the target LTIP awards. For Mr. Currie, approximately $300,000 of this target amount was allocated to time-based restricted stock and options on the same basis as for our other executives, and approximately $300,000 was allocated to the target LTIP awards.

The restricted shares granted in 2009 are generally subject to time vesting over five years, and the options over three years, in equal annual increments on the anniversary date of such grants. See above under “Program Design—Long-Term Stock-Based Incentive Compensation.”
For 2009, each LTIP participant was assigned a target award amount expressed in dollars (the “Target Amount”). The potential payout amounts are based on “Threshold,” “Target” and “Maximum” levels of payout based on the aggregate weighted achievement of the corresponding performance targets for the LTIP participants and were as follows:

	Target Dollar
Participant	Amount	Threshold		Target		Maximum
Patrick J. Balthrop	$800,000	60%		100%		275%
		(30,631 shares	)	(51,052 shares	)	(140,395 shares	)

Harriss T. Currie	$300,000	60%		100%		275%
		(11,486 shares	)	(19,144 shares	)	(52,648 shares	)
The potential payout amounts are expressed above both as a percentage of the applicable Target Amount and the number of shares eligible to be vested (determined by dividing the specified amount of the Threshold, Target or Maximum Amount by the closing price of the Company’s common stock as reported by The NASDAQ Stock Market LLC on the grant date), in each case at the applicable weighted aggregate performance level. Payouts between Threshold and Maximum for Participants shall be calculated by the Committee in its sole discretion using straight-line interpolation.
Accordingly, for 2009, Mr. Balthrop was granted an unvested RSU award under the LTIP for 140,396 shares of our common stock, and Mr. Currie was granted an unvested RSU award under the LTIP for 52,648 shares of our common stock. Partial or complete vesting of the RSUs for Mr. Balthrop and Mr. Currie shall be dependent upon their continued employment and the achievement of the specific performance goals described below, extending from the date of grant through December 31, 2011. The Committee, in its sole discretion, shall determine whether and to what extent performance goals have been achieved under outstanding awards on or before March 15, 2012 (the “Determination Date”). In the event that Mr. Balthrop or Mr. Currie achieves less than the maximum level of the performance goals, the total number of shares represented by his RSU shall be reduced to reflect where actual interpolated performance lies in the range of performance goals and weighted aggregate corresponding payout opportunities established for the grant, including up to 51,052 and 19,144 shares for Mr. Balthrop and Mr. Currie, respectively, if “target” performance is achieved, 30,631 and 11,486 shares, respectively, in the event that minimum threshold goals are achieved, and zero shares in the event that minimum threshold goals are not achieved. Calculation of shares between threshold and maximum performance shall be determined based on straight-line interpolation. Vesting of the RSU (after giving effect to the adjustment above) shall occur as follows: 50% on the Determination Date and 50% on December 31, 2013. The Committee reserves the right to make certain adjustments to awards under the LTIP from time to time, in its sole discretion, to accommodate for certain unusual or nonrecurring events, or to avoid unwarranted penalties or windfalls for participants.
Performance goals under the grants are based on the following components, with the following weights given to each: 50% on the trading price of our common stock at the end of the performance period (the “Trading Price Goal”) and 50% on our operating cash flows per diluted share at the end of the performance period (the “Operating Cash Flow Goal”), each as described more fully below and in the LTIP.
Partial or complete achievement of the Trading Price Goal is dependent upon the average closing price of our common stock for the twenty consecutive trading days ending December 30, 2011, inclusive, subject to certain adjustments as described in the LTIP. Each of Mr. Balthrop and Mr. Currie was assigned a range of trading price targets as follows: a minimum threshold of $32.38 per share, a target of $36.79 per share, and a maximum goal of $58.42 per share.
Partial or complete achievement of the Operating Cash Flow Goal is dependent upon the average quarterly “total operating cash flows” per diluted share (as defined in the LTIP) for the four quarters ended December 31, 2011 (“Average CFPS”), as further described in the LTIP. “Total operating cash flows” means Luminex’s GAAP net cash provided by operating activities as shown on its financial statements for the 12 month period ended December 31, 2011, as further described in the LTIP. Each of Mr. Balthrop and Mr. Currie was assigned a range of Average CFPS targets as follows: a minimum threshold of $0.134 per share, a target of $0.152 per share, and a maximum goal of $0.241 per share.

These goals should not be viewed as predictions or estimates of future performance, and the actual achievement of these targets are subject to numerous known and unknown risks and uncertainties including, without limitation, those described under “forward looking statements,” “risk factors” or similar headings in our quarterly and annual reports filed with the SEC.
When considering the design of the LTIP for 2009 grants, the Committee determined that share price appreciation and operating cash flows per share were the most appropriate performance metrics for the following reasons:
• Share price appreciation is likely the most readily quantifiable metric to confirm an increase in total value and investment return from a stockholder perspective over the performance period; and
• Cash flow per share measures the true value of our business. Our ability to translate earnings to cash indicates the health of our business and allows our company to invest for the future of the business as well as returning value to shareowners.
The foregoing summary of the 2009 LTIP is qualified in its entirety by reference to the complete texts of the 2009 LTIP and form of RSU award agreement previously filed by the Company with the SEC.
Executive Compensation for 2010. The Committee again engaged Hewitt to serve as the Committee’s compensation consultant for 2010. Hewitt, among other matters, was asked to update its detailed peer group compensation analyses, including a further refinement of the chosen peer group with the assistance of the Committee.
Hewitt’s updated survey indicated that base salaries for our named executive officers (other than our CEO and CFO), as well as our total cash compensation opportunities, were generally below the market median. However, primarily as a result of equity compensation levels in 2009 and our emphasis on restricted share grants, the equity component and total compensation (including equity) were only modestly below our median benchmarks. With respect to our CEO, the revised survey indicated his base salary to be below our benchmark, while bonus, equity and total compensation opportunities were higher than market median, in part due to his LTIP award in 2009, though below the 75th percentile. With respect to our CFO, the revised survey indicated his base salary and total cash opportunities to be significantly below our benchmark, while equity and total compensation opportunities were higher than market median, also due to his LTIP award in 2009, though below the 75th percentile.
Based, in part, on the foregoing survey results and following a review process substantially similar to that conducted in 2009, the Committee made the following determinations regarding 2010 named executive officer compensation:
It was determined that our executive base salaries (including our CEO) should be increased to reflect merit-based adjustments at approximately 2.5% to 3% and, with respect to our CFO, additional market-based adjustment of 7%, designed to bring his salary more in line with the market median based on Hewitt’s survey results. The CEO recommended these increases in large part for retention purposes, but also based on performance and anticipated responsibilities for 2010.
In light of the salary increases, the Committee determined it was reasonable and consistent with our compensation philosophies to maintain the target performance bonus opportunities (expressed as a percentage of base salary) the same for 2010, as compared with 2009. Accordingly, the bonus programs will be substantially the same in 2010 for our named executive officers (including for our CEO), subject to modifications to applicable performance objectives and corresponding weighting under our cash-based bonus plans to reflect updates to responsibilities and our business plan and strategic and other initiatives for 2010. Accordingly, as in 2009, target bonus amounts, expressed as a percentage of base salary earned in 2010, were confirmed to be 50% for each executive officer, except for our CEO (which was approved at 100% of base salary earned in 2010, consistent with 2009 and as required by his employment agreement).

The 2010 targeted value of equity awards for our named executive officers were based on various factors reflecting the Committee’s application of our flexible compensation philosophy. In particular, the CEO’s recommendations were the most significant factor and were based on his assessment of performance, potential, internal pay positioning and market competitiveness based on our compensation survey. The Committee also considered the desire for an appropriately significant long-term incentive aligned with our stockholders’ interests, consistent with our performance-based compensation philosophy. The value of these grants, split 70/30 between RSAs and options, are follows: Mr. Currie — $350,000; Mr. Bridge-Cook — $350,000; Mr. Reiter — $250,000; and Mr. Pintek — $350,000. The Committee determined to include Messrs. Balthrop and Currie in the LTIP program for 2010 (which plan is designed with a similar structure as in 2009). Mr. Currie’s target grant value is $300,000 (which was the same level as in 2009). This was largely based on the recommendation of our CEO in recognition of Mr. Currie’s performance reviews and for retention purposes. Mr. Balthrop’s target equity award remained the same in 2010, at $800,000 for time-based equity (split 70/30 between RSAs and options) and $800,000 under the LTIP.
Change in Control; Termination Benefits. We believe that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in our executive recruiting and retention efforts. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. Finally, while we have not conducted a study to confirm this, we believe formalized severance and change in control arrangements are common benefits offered by employers competing for similar executive talent. While the Committee will receive this information as part of its review of annual tallies of total executive compensation (including contingent compensation), we do not typically consider the value of potential severance and change in control payments when assessing annual compensation as these payouts are contingent and have a primary purpose unrelated to ordinary compensation matters and objectives. The Committee generally assesses these potential payouts only in view of their reasonableness during negotiations with a new hire, and periodically in light of competitive market conditions or in respect of internal equity considerations as described below.
Therefore, upon their joining the Company, we entered into employment agreements with our named executive officers. These agreements generally provide for severance payments (including premiums for certain continuing health and insurance benefits) where the executive is terminated without “cause” (including the Company’s failure to renew the employment agreement) or as a result of incapacity or death, or if the executive resigns for “good reason.” Although the definitions may vary slightly across these agreements, “good reason” generally means certain demotions in responsibilities or title, decreases in compensation, the Company’s continued material breach of the employment agreement and/or relocation requirements, while “cause” typically means a material fraud by the executive upon the Company or the executive’s continued material breach of the employment agreement (or, for Mr. Balthrop, failure to perform the duties outlined in his employment agreement, conduct likely to cause injury to the Company, conviction of a felony or a criminal act involving moral turpitude, violation of a Company policy or a breach of his employment agreement).
Severance generally consists of an amount equal to the executive’s base salary at the highest rate in effect for the six month period prior to termination (or, for Mr. Balthrop the amount of base salary that would have been paid over the remainder of the then-current term if greater and for Dr. Bridge-Cook 1.5x his base salary) and the prior year’s bonus amount, less any payment or payments received during the 12 month period from the time of termination under any long-term disability plan if the executive was terminated by reason of incapacity. In addition, health or other employee benefits (other than bonus and incentive compensation benefits) for the executive (and the executive’s family) generally continue for a period of twelve months following an executive’s termination to the extent permitted by the applicable plans and law. If the termination occurs other than for cause or voluntary termination, Mr. Balthrop is entitled to additional severance in an amount equal to the pro rated portion of the current-year bonus to the extent the performance measures are achieved.
The severance payments are paid in semi-monthly installments for a period of twelve months following the date of termination. If the executive is terminated without cause, the severance payments are generally made upfront at the time of termination (or within six months as described below) in a lump payment in order to make a clean separation from, and avoid continued entanglement with, the employee. Additionally, certain of the employment agreements, including Mr. Balthrop’s, were amended in 2006 to provide that in the event the payment of any severance amounts payable pursuant to the employment agreements within six months of the date of the applicable executive’s termination of employment would cause such executive to incur any additional tax under Section 409A of the Code, then payment of such amounts shall be delayed until the date that is six months following such executive’s termination date.

In addition, as described above, upon a change of control, all unvested options or other restricted shares, and upon a termination without cause or as a result of death or disability, all unvested restricted shares held by the executive will immediately become vested and exercisable, as applicable, pursuant to these agreements.
Each named executive officer has agreed to limitations on his ability to disclose confidential information relating to us and acknowledges that all discoveries, inventions and other work product relating to his employment belong to us. Also, during the one year period following an executive’s termination of employment, each executive has agreed not to compete, directly or indirectly, with the core business of the Company. Furthermore, during the non-compete period, each executive has agreed not to solicit our employees or consultants.
The foregoing summaries are qualified in their entireties by reference to the complete texts of the employment agreements previously filed by the Company with the SEC.
Historically, while each agreement has been the result of an arms-length negotiation, we have tried to utilize a similar form of agreement where possible (apart from minimum salary and cash bonus targets). Accordingly, Messrs. Currie, Bridge-Cook, Reiter and Pintek have a similar form. Mr. Balthrop’s agreement varies to some extent from the forms above and again reflects an arms-length negotiation following a lengthy CEO search, and we believe the terms are appropriate in light of Mr. Balthrop’s background, skill set, the difficulty in replacing Mr. Balthrop and the competitive nature of his recruitment process.
Clawback Policy. The Company can recover incentive compensation pursuant to our executive incentive bonus plans and LTIP that was based on (i) achievement of financial results that were subsequently the subject of a restatement, other than as a result of changes to accounting rules and regulations, or (ii) financial information or performance metrics subsequently found to be materially inaccurate, in each case regardless of individual fault. The recovery policy applies to any incentive compensation earned or paid (or LTIP RSUs vested) to an employee at a time when he or she is an employee after the effective date of the policy. Subsequent changes in status, including retirement or termination of employment, do not affect the Company’s rights to recover compensation (or vested LTIP RSUs) under the policy. The Committee may also provide for incremental additional payments to (or vesting of LTIP RSUs of) then-current executives in the event any restatement or error indicates that such executives should have received higher bonus payouts or LTIP RSU vesting in the effected periods. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.
Retirement Plans. We match contributions by our named executive officers to our 401(k) plan up to the maximum amount permitted under the Code.
MSPP. In 2006, the Committee approved, and the stockholders adopted, the Luminex Corporation 2006 Management Stock Purchase Plan (the “MSPP”) to encourage stock ownership and further align the long-term economic interests of our senior officers and our stockholders. Another goal of the MSPP is to enable us to utilize the cash saved in lieu of paying a portion of annual performance bonuses for research and development and other productive corporate purposes. The MSPP allows select executives to elect to receive, in lieu of a specified portion of his or her annual performance bonus, a number of restricted shares equal to the amount of such specified portion of the annual bonus divided by a dollar amount equal to 80% of the fair market value of a share on the date on which such restricted shares are granted. Any participant who makes such an election will be entitled to a grant of restricted shares generally by March 15 of each calendar year following the year for which the election is in effect. The restricted period for restricted shares granted under the MSPP is generally three years from the date of grant. The Committee may, in its discretion, accelerate the lapse of such restrictions upon a participant’s retirement or a change in control.
Perquisites and Other Benefits. The Company does not generally provide perquisites that are not, in the Committee’s view, integrally and directly related to the named executive officers’ duties. While we have no formal relocation policy for new hires, we will on occasion agree to reimbursement of certain relocation and related costs as part of a negotiation for an executive based on the particular facts and circumstances of the negotiation. Senior management also participates in our other broad-based benefit programs available to our salaried employees including health, dental and life insurance programs. The Company generally does not provide tax “gross-up” perquisites to its named executive officers, except to LTIP participants as described on page 21 above. Except as otherwise discussed herein, other welfare and employee-benefit programs are generally the same for all eligible Company employees, including our executive officers, with some variation as required by law with respect to our international employees. While the Committee believes the existing benefits to be reasonable, the Committee intends to periodically reassess our perquisite and benefits programs to help ensure that these programs are appropriately competitive with market medians and effective as a recruiting and retention tool.

Stock Ownership/Retention Guidelines. The board expects each officer and director to demonstrate a long-term commitment to the Company and to the Company’s stockholders by acquiring and holding a meaningful investment in the Company’s common stock. We believe requiring directors and officers to hold a significant long-term stake in our equity accomplishes the following principle goals: (i) further aligning long-term economic interests of our executives and our stockholders by encouraging our management to think and act like long-term investors; and (ii) helping to reduce excessive or inappropriate risk-taking motivated principally by short-term share price appreciation. Therefore, the board has established specific ownership and retention guidelines for the Company’s officers and directors, summarized below.
Over time each officer and director is expected to build his or her ownership of the Company’s common stock. The targeted ownership levels are expected to be achieved over five years from June 13, 2005, the effective date of the program, or from the time they are named an officer or a director, as applicable, and maintained thereafter. The targeted ownership levels are as follows: CEO: five (5) times annual salary; executive officers: two and one half (2 1/2 ) times annual salary; non-employee directors: three (3) times annual cash retainer. Each officer and director who has not yet achieved the targeted ownership levels is expected to retain certain shares of common stock acquired upon exercise of stock options or from restricted share grants pursuant to the Company’s equity plans as follows: (1) a minimum of one-half the net number of shares acquired upon option exercises; and (2) in the case of restricted shares, after each vesting date of the award, at least one half of the net vested shares. The board of directors is authorized to make temporary exemptions to the foregoing ownership guidelines in its discretion where compliance would impose a severe economic hardship or otherwise prevent the officer or director from complying with a court order.
Accounting and Tax Matters. In part because of our lack of supplemental or “top hat” retirement or deferred compensation plans (apart from the MSPP) typical of larger companies, we do not presently consider the tax or accounting consequences to be a material factor in the design of our executive compensation packages, except as to the applicability of Section 162(m) of the Code and to the extent of the Section 280 “gross-up” protection described on page 21 above with respect to LTIP participants. Other than the compensation for our CEO, the compensation paid to our officers for 2009 did not exceed the $1 million limit per officer for qualifying executive compensation for deductibility under Section 162(m) of the Code. Our Equity Plan is structured so that any compensation deemed paid to an officer when he or she exercises an outstanding option under the Equity Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Restricted share grants, for which the vesting restrictions are solely time-based, may not qualify as performance-based compensation and could be subject to the $1 million limitation. The Balthrop Option (see “Narrative to Summary Compensation Table” below) was not issued pursuant to a stockholder approved plan and, if exercised while Mr. Balthrop is a covered employee, will not qualify as performance-based compensation and will therefore be subject to the $1 million limitation. We have also attempted to structure the LTIP and our cash performance bonus program for 2010 to qualify for deductibility under Section 162(m) of the Code for future years, primarily in light of the current and projected compensation expense for our CEO and our growth expectations. It is import to note, however, that the Company is carrying forward significant net operating losses based on historical operations in a net loss position. Although it will consider the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain, and motivate executives and to align the executives’ interests with those of the Company’s stakeholders. Accordingly, because the amount and mix of individual compensation are based on competitive considerations as well as Company and individual performance, executive officer compensation that is not performance-based may exceed $1 million in a given year.
Additional Compensation Consultant Disclosures. As described above, the Committee has engaged Hewitt as its compensation consultant. During 2009, the Company (on behalf of the Committee) paid Hewitt $74,557 in consulting fees directly related to services performed for the Committee. During the same period, the Company engaged and paid Hewitt $140,999 for a variety of human resources and employee benefits services unrelated to executive compensation. While the Committee discussed and did not object to the other services provided by Hewitt, the Committee did not recommend or formally approve these services as they were approved by management in the normal course of business and unrelated to Hewitt’s assignments for the Committee and the scope of the Committee’s responsibilities. However, Hewitt is engaged by and reports directly to the Committee for matters of executive compensation. Based on the foregoing and, in part, on policies and procedures implemented by Hewitt to ensure the objectivity of Hewitt’s individual executive compensation consultant to the Committee, the Committee believes that the consulting advice it receives from Hewitt is objective and not influenced by Hewitt’s other relationships with the Company. The Committee intends to periodically review this dual utilization to ensure Hewitt’s objectivity is not impaired in the Committee’s view and to consider if more formal pre-approval policies are warranted for management directed services.

Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.
Submitted by the Compensation Committee of the board of directors,

Jay B. Johnston (Chairman)
Fred C. Goad, Jr.
Jim D. Kever
Gerard Vaillant

Summary Compensation Table
The following table sets forth certain summary information for the years ending December 31, 2009, 2008 and 2007, with respect to the compensation awarded to, earned by, or paid to our named executive officers. Compensation information for each executive officer below has only been provided for years during which such executive officers qualified as “named executive officers” as defined by SEC rules.

								Non-Equity
								Incentive
						Stock	Option	Plan		All Other
Name and						Awards	Awards	Compensation		Compensation
Principal Position	Year	Salary ($)		Bonus ($)		($) (1)	($) (2)	($) (3)		($) (4)		Total ($)
Patrick J. Balthrop, Sr.	2009	483,750		—		2,455,322	290,982	314,438		11,000		3,555,492
President and	2008	445,500		75,851	(5)	3,122,624	211,273	394,691		8,073		4,258,012
Chief Executive Officer	2007	408,000		92,496	(5)	637,491	253,053	432,000		7,062		1,830,102

Harriss T. Currie	2009	280,234		—		920,733	109,112	91,111		2,000		1,403,190
Vice President, Finance,	2008	239,199		—		187,501	62,145	143,089		5,000		636,934
Chief Financial Officer	2007	230,754		—		224,988	89,306	111,204		4,800		661,052
and Treasurer

Michael F. Pintek	2009	157,500		144,965	(6)	507,184	192,932	52,763		158,563	(7)	1,213,907
Senior Vice President, Operations

Jeremy Bridge-Cook	2009	310,375		—		262,488	127,306	90,111		15,000		805,280
Senior Vice President,	2008	253,750		—		187,501	62,135	152,872		14,162		670,420
Assay Group	2007	230,930	(8)	85,600	(9)	346,750	82,628	125,000	(10)	11,762	(11)	882,660

David S. Reiter	2009	266,951		—		224,990	109,112	94,634		8,250		703,937
Vice President, General	2008	226,110		—		187,501	62,135	136,220		7,750		619,716
Counsel and Corporate	2007	216,431		—		168,737	66,978	111,384		7,750		571,280
Secretary

(1)	The amounts shown in this column represent the aggregate grant date fair value of awards calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 25, 2010. All LTIP grants and grants of restricted stock were made under the Company’s Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”), and are subject to individual award agreements, the forms of which were previously filed with the SEC. During 2009, there were no forfeitures of restricted stock awards related to service-based vesting conditions for the named executive officers.

(2)	The amounts shown in this column represent the aggregate grant date fair value of awards calculated in accordance with FASB ASC Topic 718 (calculated, per the SEC rules, without consideration of the impact of estimated forfeitures related to service-based vesting conditions). Assumptions used in the calculation of these amounts are described in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 25, 2010. All grants of options to purchase the Company’s common stock were made under the 2006 Plan, and are subject to individual award agreements, the forms of which were previously filed with the SEC, except that the Balthrop Option (see below under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2009 Table”) was not issued pursuant to a stockholder approved plan. During 2009, there were no forfeitures of option awards related to service-based vesting conditions for the named executive officers.

(3)	The amounts shown in this column reflect annual cash-based incentive bonuses earned by each of the named executive officers pursuant to the Company’s 2007, 2008 and 2009 management incentive plans, respectively, which are discussed in further detail under “Compensation Discussion and Analysis—Executive Compensation for 2009.” The potential payouts under the 2009 plan at the time the plan was established in 2009 are provided below under “Grants of Plan-Based Awards in 2009.”

(4)	This column includes matching payments under our 401(k) Plan and the Registered Retirement Savings Plan in Canada.

(5)	This amount includes the 2008 and 2007 installments, respectively, of the payments to Mr. Balthrop in connection with the repricing of his sign-on option grant in 2005.

(6)	This amount consists of a signing bonus granted to Mr. Pintek in connection with the Company’s hiring Mr. Pintek on July 1, 2009.

(7)	This amount includes $154,762 of relocation expenses associated with the Company’s hiring Mr. Pintek on July 1, 2009.

(8)	Dr. Bridge-Cook’s base salary, which is paid in Canadian dollars, has been translated to United States dollars using an average of the currency exchange rate for each reported calendar year.

(9)	Represents a one-time cash bonus paid to Dr. Bridge-Cook in connection with entering into an employment agreement with the Company in March 2007. This amount, which was paid in Canadian dollars, has been translated to United States dollars using the currency exchange rate on the date the payment was made.

(10)	Dr. Bridge-Cook’s annual cash bonus, which was paid in Canadian dollars, has been translated to United States dollars using the currency exchange rate on the date the payment was made.

(11)	Matching payments made under our Registered Retirement Savings Plan in Canada for Dr. Bridge-Cook, which were paid in Canadian dollars, have been translated to United States dollars using an average of the currency exchange rate for each reported calendar year.

Grants Of Plan-Based Awards in 2009
The following table summarizes grants of plan-based awards made to our named executive officers in 2009.

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive Plan			of Shares	Securities	Price of	of Stock
		Plan Awards(1)			Awards(2)			of Stock	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(3)
Patrick J. Balthrop, Sr.	5/12/2009	—	—	—				38,289	—	—	599,989
	5/12/2009	—	—	—				—	32,610	15.67	290,982
	5/12/2009	—	—	—	30,632	51,052	140,394	—	—	—	1,855,333
	N/A	247,500	495,000	655,875				—	—	—	—

Harriss T. Currie	5/12/2009	—	—	—				14,358	—	—	224,990
	5/12/2009	—	—	—				—	12,228	15.67	109,112
	5/12/2009	—	—	—	11,486	19,144	52,648	—	—	—	695,743
	N/A	73,184	146,367	219,551				—	—	—	—

Michael F. Pintek	7/1/2009	—	—	—				27,445	—	—	507,184
	7/1/2009	—	—	—				—	18,334	18.48	192,932
	N/A	78,750	157,500	236,250				—	—	—	—

Jeremy Bridge-Cook	5/12/2009	—	—	—				16,751	—	—	262,488
	5/12/2009	—	—	—				—	14,267	15.67	127,306
	N/A	67,672	135,345	203,017				—	—	—	—

David S. Reiter	5/12/2009	—	—	—				14,358	—	—	224,990
	5/12/2009	—	—	—				—	12,228	15.67	109,112
	N/A	69,863	139,726	209,588				—	—	—	—

(1)	The amounts shown in these columns reflect the threshold, target and maximum amounts (assuming threshold, target and maximum performance across all performance objectives were achieved) that each of the named executive officers (other than our CEO) could have earned for the fiscal year ended December 31, 2009 pursuant to the Company’s 2009 management incentive plans. The terms of our named executive officer bonus plans are discussed in further detail in “Compensation Discussion and Analysis—Executive Compensation for 2009” The amounts actually awarded to each of the named executive officers are reflected in the “Summary Compensation Table” above.

(2)	The amounts shown in these columns reflect the threshold, target and maximum number of shares underlying restricted stock units (assuming threshold, target and maximum performance across all performance objectives were achieved) that our CEO and CFO could earn pursuant to the Company’s LTIP. The terms of the 2009 LTIP grants are discussed in further detail in “Compensation Discussion and Analysis — Long-Term Stock-Based Incentive Compensation.”

(3)	The amounts shown in this column reflect the grant date fair value of the respective stock and option awards calculated in accordance with FASB ASC Topic 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2009 Table
The following discussion is intended to be read as a supplement to the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2009” table (including the notes to such tables), and to the disclosure under “Compensation Discussion and Analysis,” and the following discussion should be read in conjunction with such other disclosures.
Compensation Mix
As reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2009” table, the primary components of the Company’s 2009 compensation program for our named executive officers were cash compensation, consisting of a mix of base salary and cash incentive plan compensation, and equity incentive compensation, consisting of a mix of stock options and restricted stock with time-based vesting. Generally, and excluding the Company’s CEO, cash incentive plan compensation for 2009 was 6% to 14% of the total of these elements (not including LTIP awards), while the value of 2009 equity awards, valued at fair market value on the date of grant, for 2009 represented 47% to 77% of the total compensation opportunities for 2009 (not including LTIP awards). As for the CEO, Mr. Balthrop’s cash incentive compensation for 2009 was 19% of the total of these elements (not including LTIP awards) and his equity award, valued at fair market value on the date of grant, for 2009 was 53% of the total compensation elements (not including LTIP awards). For Mr. Balthrop, bonus compensation for 2009 was 9% of these elements, including the LTIP award (assuming Target payouts), while the value of 2009 equity awards, including the LTIP award (assuming Target payouts), valued at fair market value on the date of grant, for 2009 represented approximately 73% of these elements. For a detailed discussion of each of these components, including the LTIP, and explanation of how the level of each of these elements of compensation is generally determined in relation to an executive’s total compensation, see “Compensation Discussion and Analysis – Program Design.”
For information regarding the annual incentive and LTIP awards to our named executive officers for our 2009 fiscal year, please see “Compensation Discussion and Analysis – Annual Incentive Plan for Named Executive Officers Other than CEO,” “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation.”
Option Repricing
Mr. Balthrop was hired as the Company’s chief executive officer and president on May 15, 2004. In connection therewith, Mr. Balthrop was granted a non-qualified stock option to purchase 500,000 shares of common of the Company (the “Balthrop Option”). The Balthrop Option is subject to time-based vesting, provided Mr. Balthrop continues in the employment of the Company, with 125,000 shares vested as of May 15, 2005, and the remaining shares vested in equal increments over the following 36 months. The Balthrop Option was initially granted at an exercise price of $9.36 per share. As previously reported, at a meeting of the Committee on February 10, 2005, the Committee approved resolutions to increase the exercise price of the Balthrop Option from $9.36 per share to $10.10 per share (the closing market price on the date immediately preceding the original grant date). This modification was made in order to eliminate the potential application of certain adverse tax implications in light of tax law changes created as a result of the American Jobs Creation Action of 2004. In connection therewith, the Compensation Committee of our board of directors approved a cash bonus payable to Mr. Balthrop to be paid consistent with the vesting period of the Balthrop Option, subject to Mr. Balthrop’s continued employment, equal to $370,000. According to the vesting schedule and assuming no acceleration event contemplated by the Balthrop Option, one quarter of the cash bonus was paid as of May 15, 2005 (the first vesting date and under the Balthrop Option) and the balance of such payments were made in equal monthly installments over the 36 months thereafter and are reflected in the “Bonus” column of the “Summary Compensation Table.”
Employment Agreements
We have entered into employment agreements with each of our named executive officers, each previously filed with the SEC. The employment agreements provide for certain salary, annual bonus opportunities and other benefits, including potential severance entitlements. The employment agreements with Messrs. Balthrop, Currie, Pintek, Bridge-Cook, and Reiter are generally automatically renewable on an annual basis unless either party provides the other written notice of its intent not to renew the agreement at least 60 (in the case of Messrs. Currie, Pintek, and Reiter), or 180 (for Mr. Balthrop), days prior to the end of the then-current term of their agreements. The agreement with Dr. Bridge-Cook is for an indefinite term and thus does not provide a non-renewal notice/option, but it may be terminated by us at any time, subject to our severance payment obligations. These agreements are described in more detail under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.” The potential payouts under these agreements in connection with the termination of these executives is provided under “Potential Payments Upon Termination or Change in Control.

Outstanding Equity Awards at 2009 Fiscal Year-End
The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2009. The market value of shares was calculated using the year-end closing price of $14.93 as reported on the NASDAQ Global Market.

	Option Awards						Stock Awards
									Equity
									Incentive Plan		Equity
									Awards;		Incentive Plan
	Number of		Number of					Market	Number of		Awards;
	Securities		Securities					Value of	Unearned		Market Value
	Underlying		Underlying				Number of	Shares or	Shares or		of Unearned
	Unexercised		Unexercised	Option	Option	Option	Shares or Units	Units That	Units That		Shares or Units
	Options (#)		Options (#)	Exercise	Grant	Expiration	That Have Not	Have Not	Have Not		That Have Not
Name	Exercisable		Unexercisable (1)	Price ($)	Date	Date	Vested (#) (2)	Vested ($)	Vested (#)		Vested ($)

Patrick J. Balthrop, Sr.	500,000	(3)	—	10.10	05/15/04	05/15/14	—	—	—		—
	19,689		9,845	14.39	03/25/07	03/25/17	—	—	—		—
	5,703		11,407	20.70	05/13/08	05/13/18	—	—	—		—
	—		32,610	15.67	05/12/09	05/12/19	—	—	—		—
	—		—	—	—	—	12,800	191,104	—		—
	—		—	—	—	—	26,581	396,854	—		—
	—		—	—	—	—	24,638	367,845	—		—
	—		—	—	—	—	38,289	571,655	—		—
	—		—	—	—	—	—	—	102,564	(4)	1,531,281
	—		—	—	—	—	—	—	140,396	(5)	2,096,112

Harriss T. Currie	10,000		—	17.00	03/15/00	03/15/10	—	—	—		—
	4,000		—	13.05	04/25/01	04/25/11	—	—	—		—
	20,000		—	6.52	05/23/02	05/23/12	—	—	—		—
	75,000		—	4.68	03/17/03	03/17/13	—	—	—		—
	85,000		—	8.41	10/13/03	10/13/13	—	—	—		—
	15,000		—	8.22	03/25/04	03/25/14	—	—	—		—
	6,948		3,475	14.39	03/25/07	03/25/17	—	—	—		—
	1,677		3,355	20.70	05/13/08	05/13/18	—	—	—		—
	—		12,228	15.67	05/12/09	05/12/19	—	—	—		—
	—		—	—	—	—	3,871	57,794	—		—
	—		—	—	—	—	5,910	88,236	—		—
	—		—	—	—	—	9,381	140,058	—		—
	—		—	—	—	—	7,247	108,198	—		—
	—		—	—	—	—	14,358	214,365	—		—
	—		—	—	—	—	—	—	52,648	(5)	786,035

	Option Awards						Stock Awards
									Equity	Equity
									Incentive Plan	Incentive Plan
	Number of	Number of						Market	Awards;	Awards;
	Securities	Securities						Value of	Number of	Market Value of
	Underlying	Underlying					Number of	Shares or	Unearned	Unearned
	Unexercised	Unexercised		Option	Option	Option	Shares or Units	Units That	Shares or Units	Shares or Units
Name and Principal	Options (#)	Options (#)		Exercise	Grant	Expiration	That Have Not	Have Not	That Have Not	That Have Not
Position	Exercisable	Unexercisable (1)		Price ($)	Date	Date	Vested (#) (2)	Vested ($)	Vested (#)	Vested ($)

Michael F.Pintek	—	18,334		18.48	07/01/09	07/01/19	—	—	—	—
	—	—		—	—	—	27,445	409,754	—	—

Jeremy Bridge-Cook	502	—		31.34	02/28/07	01/05/10	—	—	—	—
	514	—		28.49	02/28/07	08/18/10	—	—	—	—
	15,248	3,813	(6)	25.65	02/28/07	09/05/11	—	—	—	—
	352	88	(7)	21.09	02/28/07	05/20/11	—	—	—	—
	1,677	3,355		20.70	05/13/08	05/13/18	—	—	—	—
	—	14,267		15.67	05/12/09	05/12/19	—	—	—	—
							15,000	223,950	—	—
	—	—		—	—	—	—	—	7,247	108,198
	—	—		—	—	—	—	—	16,751	250,092

David S. Reiter	110,000	—		8.41	10/13/03	10/13/13	—	—	—	—
	5,211	2,606		14.39	03/25/07	03/25/17	—	—	—	—
	1,677	3,355		20.70	05/13/08	05/13/18	—	—	—	—
	—	12,228		15.67	05/12/09	05/12/19	—	—	—	—
	—	—		—	—	—	3,871	57,794	—	—
	—	—		—	—	—	3,542	52,882	—	—
	—	—		—	—	—	7,036	105,047	—	—
	—	—		—	—	—	7,247	108,198	—	—
	—	—		—	—	—	14,358	214,365	—	—

(1)	Except as provided in footnote (3) with respect to the Balthrop Option and footnotes (6) and (7) with respect to options granted to Dr. Bridge-Cook in exchange for employee stock options in connection with the Company’s acquisition of Tm Bioscience in March 2007, all options vest in equal 1/3rd increments on each anniversary of the grant date over the first three years of the option term.

(2)	The restrictions applicable to these awards lapse with respect to 1/5th of the total shares subject to the grant each year on each anniversary of the grant date, beginning on the anniversary of the grant date.

(3)	The Balthrop Option was subject to time-based vesting, with an initial 125,000 shares vested as of May 15, 2005, and the remaining shares vesting in equal monthly increments over the following 36 months.

(4)	Represents restricted stock units granted under the LTIP, subject to various performance related vesting criteria over a period of two years as follows: (i) one half of the grant is conditioned upon Luminex’s average common stock trading price for the last twenty consecutive trading days of 2010; and (ii) one half of the grant is conditioned upon the achievement of certain operating cash flow goals for the year ended December 31, 2010. Vesting of the grant (after giving effect to the aforementioned performance conditions) will occur 50% upon the date on which the determination is made as to the satisfaction of performance criteria and the remaining 50% of the RSUs earned on the determination date will vest on December 31, 2012.

(5)	Represents restricted stock units granted under the LTIP, subject to various performance related vesting criteria over a period of two years as follows: (i) one half of the grant is conditioned upon Luminex’s average common stock trading price for the last twenty consecutive trading days of 2011; and (ii) one half of the grant is conditioned upon the achievement of certain operating cash flow goals for the year ended December 31, 2011. Vesting of the grant (after giving effect to the aforementioned performance conditions) will occur 50% upon the date on which the determination is made as to the satisfaction of performance criteria and the remaining 50% of the RSUs earned on the determination date will vest on December 31, 2013.

(6)	The unvested portion of this option, granted in connection with the Company’s acquisition of Tm Bioscience in exchange for an employee stock option, vests in three equal installments on September 5, 2008, 2009 and 2010.

(7)	The unvested portion of this option, granted in connection with the Company’s acquisition of Tm Bioscience in exchange for an employee stock option, vests in three equal installments on May 20, 2008, 2009 and 2010.

Option Exercises And Stock Vested in 2009
The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2009 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of		Number
	Shares		of Shares	Value
	Acquired	Value Realized	Acquired	Realized on
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	Vesting ($) (1)
Patrick J. Balthrop, Sr.	—	—	221,419	3,468,608
Harriss T. Currie	—	—	11,763	203,418
Michael F. Pintek	—	—	—	—
Jeremy Bridge-Cook	—	—	6,811	110,726
David S. Reiter	—	—	—	—

(1)	The value realized upon the vesting of restricted shares shown in the table is calculated based upon the closing price of our common stock on the NASDAQ Global Market on the vesting date.

Potential Payments Upon Termination or Change in Control
The following tables show for each of our named executive officers the estimated amount of potential payments, as well as estimated value of continuing benefits, assuming the executive’s employment terminated or a change in control occurred, in either case effective December 31, 2009 and based on compensation and benefit levels in effect on December 31, 2009. Due to the numerous factors involved in estimating these amounts, the actual benefits and amounts payable can only be determined at the time of an executive’s termination from the Company.
Patrick J. Balthrop, Sr.

			Involuntary
			Termination
			Without Cause		Termination
	Voluntary		or Termination		in Connection
Executive Benefits and	Termination or		for Good	For Cause	with a Change	Change in
Payments Upon Separation	Retirement ($)	Retirement ($)	Reason ($)	Termination ($)	in Control ($)	Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	495,000	—	495,000	—	495,000	495,000
Non-equity Incentive Compensation (Bonus) (1)	—	—	889,691	—	889,691	—	889,691	889,691
Accelerated Vesting of Options (2)	—	—	—	—	—	5,316	5,316	5,316
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	—	3,246,997	5,154,851	5,154,851
Continuation of Insurance Benefits (3)	—	—	12,581	—	12,581	—	12,581	12,581
Excise Tax Gross-Up	—	—		—	—	—	—	—

Total	—	—	1,397,272	—	1,397,272	3,252,313	6,557,440	6,557,440

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated), with respect to stock options and restricted stock (other than restricted stock units granted under the LTIP), or the death or disability of the executive, with respect to restricted stock (including restricted stock units granted under the LTIP). With respect to the unvested restricted stock units granted under the LTIP, if a change of control occurs prior to the end of the performance period, performance criteria (as adjusted appropriately and proportionately for such shorter period) will be measured as of the effective date of the change of control, with the number of restricted stock units reduced, depending upon the year in which the change of control occurs. For purposes of the above table, the number of restricted stock units granted to Mr. Balthrop under the LTIP commencing in 2008 has been reduced by a factor of 0.3333 and under the LTIP commencing in 2009 has been reduced by a factor of 0.6667, in each case assuming a change of control occurred on December 31, 2009. The above table assumes that Mr. Balthrop would be deemed to have achieved all adjusted performance criteria under the LTIP as of the effective date of the change of control. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2009 ($14.93 per share as reported on the NASDAQ Global Market) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2009 is also used to calculate accelerated vesting of restricted stock and restricted stock unit amounts

(3)	Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2009 and the premiums in effect on such date.

Harriss T. Currie

			Involuntary
			Termination
			Without Cause		Termination
	Voluntary		or Termination		in Connection
Executive Benefits and	Termination or		for Good	For Cause	with a Change	Change in
Payments Upon Separation	Retirement ($)	Retirement ($)	Reason ($)	Termination ($)	in Control ($)	Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	292,734	—	292,734	—	292,734	292,734
Non-equity Incentive Compensation (Bonus) (1)	—	—	143,089	—	143,089	—	143,089	143,089
Accelerated Vesting of Options (2)	—	—	—	—	—	1,877	1,877	1,877
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	—	870,637	1,394,686	1,394,686
Continuation of Insurance Benefits (3)	—	—	20,026	—	20,026	—	20,026	20,026
Excise Tax Gross-Up	—	—	—	—	—	—	—	—

Total	—	—	455,849	—	455,849	872,514	1,852,412	1,852,412

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated), with respect to stock options and restricted stock (other than restricted stock units granted under the LTIP), or the death or disability of the executive, with respect to restricted stock (including restricted stock units granted under the LTIP). With respect to the unvested restricted stock units granted under the LTIP, if a change of control occurs prior to the end of the performance period, performance criteria (as adjusted appropriately and proportionately for such shorter period) will be measured as of the effective date of the change of control, with the number of restricted stock units reduced, depending upon the year in which the change of control occurs. For purposes of the above table, the number of restricted stock units granted to Mr. Currie under the LTIP commencing in 2009 has been reduced by a factor of 0.6667 assuming a change of control occurred on December 31, 2009. The above table assumes that Mr. Currie would be deemed to have achieved all adjusted performance criteria under the LTIP as of the effective date of the change of control. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2009 ($14.93 per share as reported on the NASDAQ Global Market) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2009 is also used to calculate accelerated vesting of restricted stock and restricted stock unit amounts.

(3)	Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2009 and the premiums in effect on such date.

Michael F. Pintek

			Involuntary
			Termination
			Without Cause		Termination
	Voluntary		or Termination		in Connection
Executive Benefits and	Termination or		for Good	For Cause	with a Change	Change in
Payments Upon Separation	Retirement ($)	Retirement ($)	Reason ($)	Termination ($)	in Control ($)	Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	315,000	—	315,000	—	315,000	315,000
Non-equity Incentive Compensation (Bonus) (1)	—	—	144,965	—	144,965	—	144,965	144,965
Accelerated Vesting of Options (2)	—	—	—	—	—	—	—	—
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	—	409,754	409,754	409,754
Continuation of Insurance Benefits (3)	—	—	17,796	—	17,796	—	17,796	17,796
Excise Tax Gross-Up	—	—	—	—	—	—	—	—

Total	—	—	477,761	—	477,761	409,754	887,515	887,515

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated), with respect to stock options and restricted stock, or the death or disability of the executive, with respect to restricted stock. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2009 ($14.93 per share as reported on the NASDAQ Global Market) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2009 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2009 and the premiums in effect on such date.

Jeremy Bridge-Cook

			Involuntary
			Termination
			Without Cause		Termination
	Voluntary		or Termination		in Connection
Executive Benefits and	Termination or		for Good	For Cause	with a Change	Change in
Payments Upon Separation (1)	Retirement ($)	Retirement ($)	Reason ($)	Termination ($)	in Control ($)	Control ($)	Disability ($)	Death ($)
Cash Severance (2)	—	—	322,420	—	322,420	—	322,420	322,420
Non-equity Incentive Compensation (Bonus) (2)	—	—	152,872	—	152,872	—	152,872	152,872
Accelerated Vesting of Options (3)	—	—	—	—	—	—	—	—
Accelerated Vesting of Restricted Stock (3)	—	—	—	—	—	582,240	582,240	582,240
Continuation of Insurance Benefits (4)	—	—	2,477	—	2,477	—	2,477	2,477
Excise Tax Gross-Up	—	—	—	—	—	—	—	—

Total	—	—	477,769	—	477,769	582,240	1,060,009	1,060,009

(1)	The amounts listed in this table, which would have been paid in Canadian dollars, have been translated to United States dollars using the currency exchange rate on December 31, 2009.

(2)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(3)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated), with respect to stock options and restricted stock, or the death or disability of the executive, with respect to restricted stock. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2009 ($14.93 per share as reported on the NASDAQ Global Market) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2009 is also used to calculate accelerated vesting of restricted stock amounts.

(4)	Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2009 and the premiums in effect on such date.

David S. Reiter

			Involuntary
			Termination
			Without Cause		Termination
	Voluntary		or Termination		in Connection
Executive Benefits and	Termination or		for Good	For Cause	with a Change	Change in
Payments Upon Separation	Retirement ($)	Retirement ($)	Reason ($)	Termination ($)	in Control ($)	Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	279,451	—	279,451	—	279,451	279,451
Non-equity Incentive Compensation (Bonus) (1)	—	—	136,220	—	136,220	—	136,220	136,220
Accelerated Vesting of Options (2)	—	—	—	—	—	1,407	1,407	1,407
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	—	538,286	538,286	538,286
Continuation of Insurance Benefits (3)	—	—	17,796	—	17,796	—	17,796	17,796
Excise Tax Gross-Up	—	—	—	—	—	—	—	—

Total	—	—	433,467	—	433,467	539,693	973,161	973,161

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated), with respect to stock options and restricted stock, or the death or disability of the executive, with respect to restricted stock. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2009 ($14.93 per share as reported on the NASDAQ Global Market) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2009 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2009 and the premiums in effect on such date.

Director Compensation for 2009
The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2009 to each of the Company’s non-employee directors:

	Fees
	Earned
	or
	Paid in	Stock	Option	All Other
Name	Cash ($)	Awards ($) (1)	Awards ($) (2)	Compensation ($)	Total ($)

G. Walter Loewenbaum II	120,320	182,630	—	—	302,950
Robert J. Cresci	63,320	80,621	—	—	143,941
Thomas W. Erickson	6,000	149,361	—	—	155,361
Fred C. Goad, Jr.	10,000	114,386	—	—	124,386
Jay B. Johnston	8,000	149,361	—	—	157,361
Jim D. Kever	7,000	114,386	—	—	121,386
Kevin M. McNamara	6,000	164,375	—	—	170,375
Edward A. Ogunro	23,880	68,616	—	—	92,496
J. Stark Thompson (3)	27,000	—	—	—	27,000
Gerard Vaillant	63,320	80,621	—	—	143,941

(1)	The amounts shown in this column represent aggregate grant date fair value of awards calculated in accordance with FASB ASC Topic 718. All grants of restricted shares were made under the 2006 Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC. As of December 31, 2009, the aggregate number of unvested restricted shares outstanding for each of the Company’s non-employee directors was as follows: Loewenbaum – 20,641, Cresci – 5,198, Erickson – 16,083, Goad – 12,793, Johnston – 16,083, Kever – 12,793, McNamara – 14,316, Ogunro – 4,421, Thompson – 0, and Vaillant – 5,198.

(2)	All prior option awards vested before 2009. As of December 31, 2009, the aggregate number of shares subject to option awards outstanding for each of the Company’s non-employee directors was as follows: Loewenbaum – 100,000, Cresci – 35,000, Erickson – 262,500, Goad – 10,000, Johnston – 15,000, Kever – 35,000, McNamara – 80,000, Thompson – 0, and Vaillant – 15,000.

(3)	Mr. Thompson ceased being a director on May 21, 2009 upon the expiration of his term.

Narrative to Director Compensation Table
Following the completion of its review of the appropriateness of our non-employee director compensation policy in light of our objectives described below, the compensation policy for our non-employee directors for 2009 was recommended by our Compensation Committee and approved by our board of directors. This policy was designed to fairly pay our directors for work required for a company of our size, scope and complexity, be competitive within an appropriate peer group, and incorporate an equity component to help align our directors’ interests with the long-term interests of our stockholders. We also have adopted stock ownership guidelines for our directors to further promote this alignment of interests, which can be found in our corporate governance guidelines.
The Director Compensation Table reflects the following compensation policy for our non-employee directors for 2009 (the “Policy”), and the individual choices made by each non-employee director with respect to compensation for their services during 2009 based on the Policy:

Annual Retainer
Annual Cash Retainer for Board and Committee Meetings	$45,760

Additional Annual Retainers
Chairman of the Board of Directors	$72,000
Executive Committee Chair	$14,000
Compensation Committee Chair	$14,000
Audit Committee Chair	$20,000
Nominating and Corporate Governance Committee Chair	$8,000
Annual retainers for non-employee directors and board and committee chairs are payable quarterly in arrears. Non-employee directors have the option of accepting all or any part of the foregoing cash retainer payments in the form of restricted stock. Restricted stock received in lieu of cash retainers is granted at the annual meeting and vests quarterly on the quarterly cash payment dates, subject to continued services by directors as a director or chairperson, as applicable. Non-employee directors may also elect to defer receipt of such restricted stock in lieu of cash payments and the annual stock retainer as described below.
Non-employee directors do not receive additional compensation for attendance at board meetings. Each non-employee board member receives $1,000 per meeting for attendance at committee meetings (to the extent not held in conjunction with a full board meeting), including formal telephonic meetings and Executive Committee meetings. Non-employee directors do not have the option of accepting all or any part of cash meeting payments in the form of restricted stock or deferring such fees as described below.
Non-employee directors also are eligible to receive restricted share awards in the amounts below. The restricted shares are issued pursuant and subject to the terms of the Company’s 2006 Plan and the form of award agreement previously filed with the SEC and vest one year from the date of grant. Annual grants of restricted stock are made on the date of the annual meeting of stockholders.

Fair Market Value of
Restricted Stock Award
on Date of Grant
Each Continuing Board Member	$68,640

Additional Grants
Chairman of the Board of Directors	$114,000
Executive Committee Chair	$21,000
Compensation Committee Chair	$21,000
Audit Committee Chair	$30,000
Nominating and Corporate Governance Committee Chair	$12,000

Non-employee directors may annually make an election to defer (i) the annual restricted stock award and (ii) all or a portion of the annual cash retainers by electing to receive restricted stock units settled at a future date, generally retirement from the board of directors or other termination of service. Such restricted stock units vest one year from the date of grant.
In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend board and committee meetings and other Company-related business meetings if a board member’s presence is requested, as well as director education programs.
Our director who is also an employee (Mr. Balthrop) received no additional compensation for his services as a director for 2009.
For 2010, the Compensation Committee has recommended, and the board of directors has approved substantially similar compensation opportunities for our non-employee directors with the only substantive change being that all committee chairs will receive the same annual cash and restricted stock awards as follows: $12,000 cash, and $18,000 in equity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us regarding the ownership of the common stock of the Company as of the record date (except as otherwise indicated below) by (i) each director and director nominee, (ii) each named executive officer, (iii) all directors and executive officers as a group and (iv) each person known to us to own beneficially 5% or more of our outstanding common stock.
The information set forth below includes shares of common stock directly and indirectly owned and shares of common stock underlying currently exercisable options, as well as those options which will become exercisable within 60 days of March 29, 2010. Except as otherwise indicated, the named persons below have sole voting and dispositive power with respect to beneficially owned shares.

	Common Stock Beneficially Owned
		Total as a
	Number of Shares	Percentage of
Beneficial Owner	Owned (1)	Shares Outstanding
Directors and Named Executive Officers (2)

G. Walter Loewenbaum II (3)	1,547,383	3.7%
Robert J. Cresci (4)	237,594	*
Thomas W. Erickson	307,787	*
Fred C. Goad, Jr.	315,120	*
Jay Johnston	90,513	*
Jim D. Kever	178,286	*
Kevin M. McNamara	112,502	*
Edward A. Ogunro	5,424	*
Gerard Vaillant	67,386	*
Patrick J. Balthrop, Sr.	907,446	2.1%
Harriss T. Currie	307,056	*
Michael F. Pintek	42,248	*
Jeremy Bridge-Cook	82,136	*
David S. Reiter	193,977	*
All directors and executive officers as a group (16 persons)	4,642,642	7.3%

Other 5% Stockholders
St. Denis J. Villere & Company, LLC (5) 210 Baronne Street, Suite 808 New Orleans, LA 70112	4,119,340	9.8%

Sectoral Asset Management, Inc. (6) 2120-1000 Sherbrooke St. West Montreal PQ H3A 3G4 Canada	3,617,249	8.6%

Pictet & CIE Europe SA. (7) 1 Boulevard Royal Luxembourg Luxembourg L-2016 N4 2016	2,822,392	6.7%

BlackRock, Inc. (8) 40 East 52nd Street New York, New York 10022	2,502,912	6.0%

*	Less than 1%.

(1)	Includes shares attributable to shares of common stock not outstanding but subject to currently exercisable options (as well as those options which will become exercisable within 60 days of March 29, 2010) as follows: Mr. Loewenbaum – 100,000 shares; Mr. Cresci – 35,000 shares; Mr. Erickson – 262,500 shares; Mr. Goad – 10,000 shares; Mr. Johnston – 15,000 shares; Mr. Kever – 35,000 shares; Mr. McNamara – 80,000 shares; Dr. Ogunro – 0 shares; Mr. Vaillant – 15,000 shares; Mr. Balthrop – 551,810 shares; Mr. Currie – 215,176 shares; Mr. Pintek – 0 shares; Dr. Bridge-Cook – 23,048 shares; Mr. Reiter – 123,570 shares; and all directors and executive officers as a group – 1,568,690 shares.

(2)	The applicable address for all directors and named executive officers is c/o Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727.

(3)	Does not include 1,109,910 shares held by Mr. Loewenbaum’s wife, Lillian Loewenbaum; 17,153 shares held by a trust for the benefit of Lillian Loewenbaum of which Lillian Loewenbaum is the trustee; 50,472 shares held by trusts for Mr. Loewenbaum’s descendants for which Mr. Loewenbaum is the trustee; and, 127,472 shares held by a trust for the benefit of Mr. Loewenbaum’s descendants which has an independent trustee and over which Mr. Loewenbaum neither has nor shares investment or voting power.

(4)	Mr. Cresci has granted a security interest in 160,650 shares directly owned by him as collateral for a loan.

(5)	This information is as of December 31, 2009, and is based solely on a Schedule 13G/A filed by St. Denis J. Villere & Company on March 5, 2009. St. Denis J. Villere & Company is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and reports sole voting and dispositive power as to 724,123 shares and shared voting and dispositive power as to 3,395,217 shares.

(6)	This information is as of December 31, 2009, and is based solely on a Schedule 13G/A filed by Sectoral Asset Management, Inc. on February 12, 2010. Sectoral Asset Management Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and reports sole voting power as to 2,906,325 shares and sole dispositive power as to 3,617,249 shares.

(7)	This information is as of December 31, 2009, and is based solely on a Schedule 13G filed by Pictet & CIE Europe SA on January 12, 2009 Pictet & CIE Europe SA is an investment company registered under Section 8 of the Investment Company Act of 1940.

(8)	This information is as of December 31, 2009, and is based solely on a Schedule 13G filed by BlackRock, Inc. on January 29, 2010. BlackRock, Inc. is a holding company as defined in Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934 and reports sole voting power as to 2,502,912 shares and sole dispositive power as to 2,502,912 shares.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, nominees for director, executive officers, 5% stockholders or their immediate family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.
We have adopted a written related party transaction policy, administered by our Audit Committee, that requires the Audit Committee (or the chair of the Audit Committee in certain instances with respect to de minimus transactions) to review and either ratify, approve or disapprove all “Interested Transactions,” subject to certain exceptions for specified “pre-approved transactions” not believed to create a material interest with respect to a “Related Party.” “Interested Transactions” are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:
•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.
For purposes of the policy, a “Related Party” is any:
•	person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•	firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

In addition, the Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.
Our related party transaction policy has been incorporated into our Code of Compliance, which can be viewed at the “Investor Relations” section of our website at www.luminexcorp.com.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the securities laws of the United States, our directors, executive officers and any persons holding more than ten percent of our common stock are required to report their initial ownership of our common stock and any subsequent changes in their ownership to the SEC. Specific due dates have been established by the SEC, and we are required to disclose in this Proxy Statement any failure of such persons to file by those dates. Based solely upon the copies of Section 16(a) reports that we have received from such persons for their transactions in 2009 and written representations to the Company that we have received from such persons that no other reports were required, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and ten-percent beneficial owners for 2009, except that Gerard Vaillant filed a Form 4 late on December 3, 2009 which did not timely disclose one transaction and on multiple occasions executive officers reported the withholding of shares by the Company for purposes of settling taxes due upon the vesting of restricted shares on a subsequent Form 4 or Form 5, rather than filing a Form 4 on or before the second business day following such withholding. Specifically, David S. Reiter filed a Form 5 on February 12, 2010 related to shares withheld for taxes on May 13, 2009, Russell W. Bradley filed a Form 5 on February 12, 2010 related to shares withheld for taxes on May 26, 2009, Patrick J. Balthrop filed a Form 5 on February 12, 2010 related to shares withheld for taxes on May 15, 2009, David S. Reiter filed a Form 4 on May 14, 2009 reporting (among other things) shares withheld for taxes on March 25, 2009, Gregory J. Gosch and Harriss T. Currie each filed a Form 4 on May 14, 2009 reporting (among other things) shares withheld for taxes for each of them on March 25, 2009, March 31, 2009, and April 5, 2009, Jeremy Bridge-Cook filed a Form 4 on May 14, 2009 reporting (among other things) shares withheld for taxes on March 1, 2009, and Patrick J. Balthrop and Russell W. Bradley filed a Form 4 on May 14, 2009 reporting (among other things) shares withheld for taxes on March 25, 2009 and April 5, 2009. The Company and such officers have revised their filing practices to now file a Form 4 reporting such withholding of shares for settling taxes on or prior to the second business day following such withholding.
EXPENSES AND SOLICITATION
We will bear the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail, Internet, or other electronic medium by certain of our directors, officers and regular employees, without additional compensation. The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company’s common stock held of record by such persons, and the Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
It is contemplated that our 2011 annual meeting of stockholders will take place in May 2011. Stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2011 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by us before the close of business on December 8, 2010. Notices of stockholders’ proposals submitted outside the processes of Rule 14a-8 will be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not earlier than February 20, 2011 nor later than April 21, 2011 in the manner specified in the bylaws. For proposals that are not timely filed, we retain discretion to vote proxies that we receive. For proposals that are timely filed, we retain discretion to vote proxies that we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement. In order to curtail any controversy as to the date on which a proposal was received by us, we suggest that stockholders submit their proposals by certified mail, return receipt requested.

TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the only business which the board of directors intends to present or knows that others will present at the Meeting is as set forth above. If any other matter or matters are properly brought before the Meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.
UPON WRITTEN REQUEST OF ANY STOCKHOLDER TO DAVID REITER, CORPORATE SECRETARY, LUMINEX CORPORATION, 12212 TECHNOLOGY BOULEVARD, AUSTIN, TEXAS 78727, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
Austin, Texas
April 7, 2010

LUMINEX CORPORATION 12212 TECHNOLOGY BLVD. AUSTIN, TX 78727 ATTN: KENDEL MARTIN
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M22772-P92013	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LUMINEX CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
			☐	☐	☐
1.	Election of Directors

Nominees:

01) Robert J. Cresci 02) Thomas W. Erickson 03) Gerard Vaillant

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

M22773-P92013

REVOCABLE PROXY
LUMINEX CORPORATION
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LUMINEX CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2010 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
The undersigned hereby appoints Harris T. Currie and David S. Reiter, or either of them, or any successors in their respective positions, as proxies with full power of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side, all the shares of common stock of Luminex Corporation (the Company) held of record by the undersigned as of March 25, 2010 at the Annual Meeting of Stockholders (the Annual Meeting) to be held at The Hilton Austin Airport Hotel, 9515 New Airport Drive, Austin, Texas 78719 on Thursday, May 20, 2010 at 10:00 a.m. local time, or at any adjournment or postponement thereof. The Board of Directors recommends a vote “FOR” The Board’s Class I Director nominees and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010. Shares of common stock of the Company will be voted as specified. If not otherwise specified, this proxy will be voted “FOR” the election of the Board of Directors Class I Director nominees to the Board of Directors and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010 and on other matters properly presented at The Annual Meeting or any postponement or adjournment thereof, at the discretion of the proxies. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting in the manner described in the Proxy Statement. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company.
Continued and to be signed on reverse side